UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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WSFS FINANCIAL CORPORATION
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WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801
302-792-6000
www.wsfsbank.com

Notice of 2014 Annual Meeting of Stockholders

March 24, 2014

Dear Stockholder:

The WSFS Financial Corporation 2014 Annual Meeting of Stockholders will be held on April 24, 2014 beginning at 4:00 p.m. at the Hotel duPont located at Eleventh and Market Streets in Wilmington, Delaware.  Parking validation will be provided for garage or valet parking at the hotel.

At the meeting, stockholders will act on the following matters:

•                 The election of three directors for a term ending at the 2017 Annual Meeting of Stockholders;

•                 The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•                 Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 6, 2014 are entitled to vote at the meeting.  This proxy statement and the enclosed proxy card were mailed to stockholders on or about March 24, 2014.

Your vote is important regardless of how many shares of WSFS stock you own.  Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card.  A return envelope with pre-paid postage is enclosed for your convenience.  Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card.  Returning your vote by proxy will not prevent you from later voting in person if you do come to the meeting.  Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Marvin N. Schoenhals
Chairman

i

ii

Important Notice Regarding Internet

Availability of Proxy Materials

For the Stockholder Meeting to be

Held on April 24, 2014 at 4:00 p.m.

The Proxy Statement and Annual Report on Form 10-K

are available at www.wsfsbank.com, by calling us at 888-973-7226 or by sending an e-mail request to: stockholderrelations@wsfsbank.com

About the Annual Meeting

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of WSFS Financial Corporation to be used at the 2014 Annual Meeting of Stockholders which will be held at the Hotel duPont, Eleventh and Market Streets in Wilmington, Delaware on April 24, 2014 at 4:00 p.m.  Directions to the Hotel duPont are available on their website: www.hoteldupont.com.

What is the purpose of the Annual Meeting?

The business to be conducted at the Annual Meeting is: (i) the election of three directors, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and (iii) such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors is divided into three classes and each class serves for a term of three years.  There are three seats on our Board of Directors up for election at the Annual Meeting and the following persons have been nominated by the Board: Francis B. Brake, Jr., Charles G. Cheleden, and Mark A. Turner.  Each has been nominated for a three-year term expiring on the date of our annual meeting of stockholders to be held in 2017.  Mr. Cheleden and Mr. Turner are current directors of WSFS.   Mr. Brake is a new nominee to the Board of Directors.  You can find information about all of our current directors and director nominees beginning on page five.

The Board of Directors recommends a vote FOR each of the three nominees for director and FOR the ratification of the appointment of KPMG as our independent registered public accounting firm.

Why are you sending me a proxy card?  What are you going to do with it?

To hold the Annual Meeting, we need to have present, in person or by proxy, the holders of a majority of WSFS common stock outstanding as of March 6, 2014, the record date for the Annual Meeting, to determine which stockholders will receive notice of the Annual Meeting and be entitled to vote at the Annual Meeting.  As of that date, there were 8,911,334 shares of WSFS common stock outstanding.  We are providing you with a proxy card so that your shares can be counted as present at the Annual Meeting and can be voted at the meeting even if you do not attend the Annual Meeting in person.

Your shares will be voted in accordance with your instructions on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors; and to vote for, against or abstain on the ratification of the appointment of the independent registered public accounting firm.  If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares for each of the nominees and for the ratification of the appointment of the independent registered public accounting firm.  If you hold your WSFS common stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.  “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a voting instruction form from the institution that holds their shares.

For those shares that we have been given a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the Annual Meeting.  Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares for which we hold a proxy in favor of anyone we select to be a substitute nominee.  Alternatively, we may reduce the size of the Board of Directors to eliminate the vacancy.

If I hold my shares through a broker, will my broker vote my shares without my instructions?

If you fail to instruct your broker how you want your shares voted, your broker may only use discretionary authority to vote your shares on “routine” matters.  The election of directors (even if not contested) is not considered a “routine” matter.  As such, your broker cannot vote your shares with respect to that proposal if you do not give instructions.

Why did I receive more than one proxy card?

If you hold your shares of WSFS common stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?

Yes.  If you are a registered holder of WSFS common stock, you can change your vote at any time by completing and returning a new proxy card before the Annual Meeting by sending a written notice to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing written notice in person at the meeting.  If you vote by proxy and then attend the Annual Meeting, you do not need to vote again in person unless you want to change your prior vote.  Attending the Annual Meeting will not cancel your proxy unless you vote in person at the Annual Meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your broker to vote in person at the Annual Meeting.

What constitutes a “quorum” for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting.  We require the presence, whether in person or through the prior submission of a proxy, of the holders of WSFS common stock representing a majority of the shares outstanding and entitled to vote on the record date.  Because there were 8,911,334 shares of WSFS common stock issued and outstanding as of the record date, at least 4,455,668 shares must be present or represented by proxy at the Annual Meeting for a quorum to exist.

How many votes does a nominee need in order to be elected?

Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected.  You may vote for a nominee or you may withhold your vote for a nominee.  In a contested election, the number of seats up for election is less than the number of persons nominated.  The winning nominees are the ones who receive more votes than the other nominees.  In an uncontested election, there are enough seats up for election for all of the nominees, so all will be elected regardless of the number of votes they each receive.  In an uncontested election, it is our policy that nominees who receive a number of votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the Board of Directors and request the Board of Directors to accept or reject their resignation offer at the discretion of the Board of Directors.  The Corporate Governance and Nominating Committee of the Board of Directors will consider resignation offers and make its recommendation to the entire Board of Directors.  Our policy provides that the Board of Directors will accept or reject each director’s resignation offer within 90 days of the date the resignation offer is submitted to the Board of Directors.

How many votes do I have?

Each share of WSFS common stock is entitled to one vote.  We do, however, permit cumulative voting for the election of directors, meaning that because there are three seats up for election, if you have 100 shares, you have 300 votes to distribute among the nominees as you see fit.  You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 300 votes to a single nominee if you wish. If you give us a proxy to vote your shares at the Annual Meeting, we will distribute your votes among the nominees as we see fit.  If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How many votes are required to ratify the appointment of the independent registered public accounting firm?

To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on the proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

Will members of management and the Board of Directors be at the Annual Meeting?

Yes.  Our practice is that all members of the Board of Directors, director nominees and senior management officers should attend the Annual Meeting.  With two permitted exceptions, all current directors were present at last year’s annual meeting.  We expect that all directors will attend the Annual Meeting this year.

Can I ask questions at the Annual Meeting?

Yes.  We consider the Annual Meeting an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the Annual Meeting.  This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management.

While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:                                                          WSFS Financial Corporation

Investor Relations

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

or:                                 stockholderrelations@wsfsbank.com

At the Annual Meeting, we will attempt to respond to as many of the questions and comments we receive as possible.  Any questions, comments, and responses deemed relevant to the larger stockholder base will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders.  Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Charles G. Cheleden, Vice Chairman and Lead Director, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.  In addition, all written communications from stockholders received by management are shared with the Board of Directors.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the Annual Meeting?

Unfortunately, the deadline has passed for you to give us notice of a proposal to be brought before the stockholders for a vote at the 2014 Annual Meeting of Stockholders.  We expect to hold the 2015 Annual Meeting of Stockholders in April 2015 and to mail our proxy statement during March 2015.  To get your proposal on the agenda for the 2015 Annual Meeting of Stockholders, you must give us notice no earlier than November 25, 2014 and no later than December 25, 2014.  All notices should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.  Any such notice must set forth, as to each matter you propose to bring before the meeting: (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) your name and address and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of our stock beneficially owned by you and by the beneficial owner, if any, on whose behalf the proposal is made, and (4) any material interest you or such beneficial owner has in the proposal.

Can I obtain copies of the proxy statement and related materials over the Internet?

Copies of this proxy statement and the Annual Report on Form 10-K (without exhibits) are available on the Internet at www.wsfsbank.com.  Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form.  Stockholders of record can make this election either by calling (888) WSFSBANK (or (888) 973-7226), by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at: investors.wsfsbank.com.  Stockholders may request copies of any exhibits to the Annual Report on Form 10-K through our telephone number and email address as well.   If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

PROPOSAL NUMBER 1:  Election of Directors

The Board of Directors is divided into three classes and each class serves for a term of three years.  Three directors have terms of office that expire at the 2014 Annual Meeting.  Mr. Frangopoulos, whose term expires in 2014, is not standing for election.  Mr. Brake is known by a member of the Board and was recommended to the Corporate Governance and Nominating Committee and evaluated over a multi-year period as a potential director nominee.  An outside firm was also used to compare the needs of the Board to the qualifications and experience of the candidate as well as his cultural fit and other talents.  In February 2014, it was decided that Mr. Brake’s expansive and unique talents fit the Board’s needs at this point in our evolution.

The Board of Directors has nominated the following three persons for election to three-year terms expiring at the annual meeting of stockholders to be held in 2017:

•                  Francis B. Brake, Jr.

•                  Charles G. Cheleden

•                  Mark A. Turner

The election of each nominee requires the affirmative vote of a plurality of the votes cast, meaning that the nominees who receive the greatest number of votes are elected.  Executed proxies received from holders of WSFS common stock will be voted for the election of such nominees unless marked to the contrary.  All of the nominees have consented to be named and have indicated their intent to serve if elected.  If any nominee becomes unable to serve, an event that is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors or the number of directors will be reduced.  Shares held by brokers that are not voted in the election of directors will have no effect.  Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.

Biographical information about our directors, director nominees and executive management officers is provided below.  Currently, all directors of WSFS Financial Corporation also serve as directors of our subsidiary, Wilmington Savings Fund Society, FSB (which we generally refer to as WSFS Bank).  Each director was selected to be a member of the Board of Directors based on his or her particular background and expertise.  Immediately following the description of the background of each person is a description of the particular experience, skills and qualifications that were instrumental in the determination by the Corporate Governance and Nominating Committee that he or she should serve as our director.   For additional information, see “Our Director Nomination and Selection Process” and “Diversity” beginning on page 11.

Director Nominees

Francis B. Brake, Jr., 50, is a nominee to the WSFS Board of Directors.  Since 2007 he has been President, Chief Marketing Officer and Co-Founder of Epic Research, Inc., a privately-held marketing services firm with principal interests in multiple consumer-facing industries, driving marketing and product innovation in areas such as: travel loyalty, consumer electronics, student lending and small business marketing.  From 2000 to 2007 he served as Managing Director and Chief Marketing Officer for Juniper Bank/Barclaycard US.  Prior to that, he held various positions at First USA Bank from 1994 to 2000 including Executive Vice President, Marketing.  Mr. Brake serves on the Board of Directors of Smarter Agent, LLC, a privately-held technology firm, The Chester Fund for Education and the Arts and is a past director of Barclays Bank Delaware.  He received a Bachelor of Arts in Government from The College of William and Mary and a Master of Business Administration from The Darden Graduate School of Business, University of Virginia.  Mr. Brake brings well-established expertise in marketing, entrepreneurship, innovation, product development, business partnerships and executive leadership to the Board of Directors.

Charles G. Cheleden, 70, has been a director of WSFS Financial Corporation since 1990, serving as Vice Chairman since 1992 and Lead Director since 2004. His current term expires at the 2014 Annual Meeting of Stockholders.  He is an Attorney at Law with emphasis on estate planning, trusts, estate settlement and elder law.  Mr. Cheleden is the former Chairman and President of Liberty Financial Group, Inc. (an ASE Co.) and Liberty Savings Bank, Philadelphia, PA, which were acquired, and former Chairman of Manor College, Jenkintown, PA and Nazareth Hospital, Philadelphia, PA.  Mr. Cheleden earned his undergraduate degree from Villanova University and his Juris

Doctor from Temple University Law School.  Mr. Cheleden brings legal, risk management, financial and executive management expertise to the Board of Directors.

Mark A. Turner, 50, has been a director of WSFS Financial Corporation since 2007.  His current term expires at the 2014 Annual Meeting of Stockholders.  He has been President and Chief Executive Officer, WSFS Financial Corporation and WSFS Bank since 2007.  Mr. Turner was previously both the Chief Operating Officer and the Chief Financial Officer for WSFS.  Prior to joining WSFS, his experience included working at CoreStates Bank and Meridian Bancorp.  Mr. Turner started his career at the international professional services firm of KPMG, LLP where he earned his CPA.  He received his Bachelor’s Degree in Accounting and Management from LaSalle University, his MBA from the Wharton School of the University of Pennsylvania and his Master’s Degree in Executive Leadership from the University of Nebraska.  Mr. Turner has also participated in other meaningful executive development programs, including at the National Training Labs; The Soderquist Ethical Leadership program; Gallup University, including sessions at Toyota University; The Aspen Institute; the Buckley School for public speaking; the Authentic Leadership Institute; and Academy Leadership. He has also studied foreign business practices in Argentina and China.  As a local business person, Mr. Turner believes being active in business, civic and community activities is integral to our goals, his growth and his performance.  He currently serves on the Board of Trustees for Delaware State University, is Chairman of the Board of the Delaware Business Roundtable, on the Executive Committee of the Board of the Delaware State Chamber of Commerce, is a member of the Boards of Directors of the Delaware Alliance for Non-Profit Advancement (DANA) and First State Innovation (FSI), and a Trustee for Christiana Care Health System.  He also serves on the Community Depository Institution Advisory Counsel for the Federal Reserve Bank of Philadelphia.  He previously served as Chairman of the Board of the Delaware Bankers Association.  Mr. Turner brings many years of banking, finance, accounting, auditing, risk management, administrative leadership and executive leadership expertise to the Board of Directors.

The Board of Directors recommends a vote FOR each of these nominees.

Current Directors and Executive Management

Current Directors:

Anat Bird, 62, became a director of WSFS Financial Corporation in 2010. Her current term expires at the 2015 Annual Meeting of Stockholders.  Ms. Bird is President and Chief Executive Officer of SCB Forums, LTD which she founded in 1994.  Her banking background includes being President and CEO of California Community Bancshares; Executive Vice President of Wells Fargo Bank; Group Head and Executive Vice President of Norwest Bank; Senior Executive Vice President, Chief Operating Officer and Board Member of Roosevelt Financial Group; and Managing Director in charge of Strategic Planning, Product Development and Management, the Balance Sheet Advisory Group of Marine Midland Bank.  She also founded the Financial Institutions Consulting Group at BDO Seidman.  Ms. Bird has taught Financial Markets and Institutions at the University of California at Davis and MBA courses at Temple University.  She has spoken at over 400 national and regional forums in banking and other industries.  In addition to her contribution as a columnist for the American Banker, she contributes articles to other leading industry publications.  She serves on the board of directors for MidFirst Bank in Oklahoma City, Oklahoma. She also has served on the Boards of Sterling Bank (2002-2011), Sun Bancorp, Inc. (2008-2009), First Indiana Bank (2002-2007) and AmTrust Bank (2008-2009).  Ms. Bird received a BA in International Relations and an MA in International Relations and Psychology from Hebrew University in Jerusalem.  She also received an MBA in Finance from American University and a Diploma in Corporate Strategic Planning from the University of Pennsylvania’s Wharton School of Business.  Ms. Bird brings a broad range of banking experience as well as strategic planning, financial and executive management experience to the Board of Directors.

Jennifer W. Davis, 43, has been a director of WSFS Financial Corporation since 2009. Her current term expires at the 2015 Annual Meeting of Stockholders.  Ms. Davis is Senior Vice President for Administration and Finance for George Mason University. Her portfolio includes the areas of finance, human resources, accounting, treasury, facilities, public safety and auxiliary services.  From 2008 to 2013, she was employed by the University of Delaware as Vice President for Finance and Administration.  Previously, Ms. Davis served as Cabinet Secretary-Director of the Office of Management and Budget for the State of Delaware.  She also served the State of Delaware as Budget

Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services.  She also serves on the Delaware Hospice Board of Directors.  Ms. Davis earned her undergraduate degree in political science and her Master’s degree in policy analysis from Pennsylvania State University.  Ms. Davis brings knowledge of human resource issues, as well as finance, risk management and executive leadership expertise to the Board of Directors.

Donald W. Delson, 62, has been a director of WSFS Financial Corporation since 2009. His current term expires at the 2015 Annual Meeting of Stockholders.  He was a Senior Advisor for Keefe, Bruyette & Woods, Inc., a New York investment banking firm, from February 2009 to September 2011, when he retired.  From 1997 to 2009, he was a Managing Director of the Investment Banking Division, Keefe, Bruyette & Woods, Inc. responsible for mergers and acquisitions and raising capital for banks and thrifts.  His past employment also includes being a Managing Director, Investment Banking Division, for Alex. Brown & Sons, Inc.  Prior to that, he was an attorney with Morgan Lewis & Bockius in Philadelphia, PA.  He is President of the Board of Trustees for the Chester Charter School for the Arts, an ex officio director for The Chester Fund for Education and the Arts, co-publisher of the Swarthmorean, Inc. (a weekly newspaper) and member of the Finance Committee for Crozer Keystone Health System.  In addition, he is a director of the Swarthmore Co-op (a food market) and serves as a director of Resource America, Inc.  Mr. Delson received his A.B. from Brown University, his Master’s in Business Administration from Harvard Business School and his Juris Doctor from the University of Virginia.  Mr. Delson brings legal, financial, and executive leadership expertise to the Board of Directors.

Eleuthère I. du Pont, 47, has been a director of WSFS Financial Corporation since 2013.  His current term expires at the 2016 Annual Meeting of Stockholders.  Since 2008, he has been president of the Longwood Foundation, a private foundation principally supporting charitable organizations.  He has also been a director of E.I. du Pont de Nemours and Company since 2006. In 2007 and 2008, he served as Senior Vice President, Operations and Chief Financial Officer of drugstore.com.  Prior to that, Mr. du Pont served as President and Chief Financial Officer of Wawa, Inc. a chain of food markets in the mid-Atlantic region.  He received a Bachelor of Science degree in Mechanical Engineering and a Masters in Business Administration from Stanford University.  Mr. du Pont brings significant expertise in corporate governance, accounting, finance, operations, retail, information technology and investment management to the Board of Directors.

Calvert A. Morgan, Jr., 65, has been a director of WSFS Financial Corporation since 2004 and Vice Chairman of WSFS bank since 2006.  His current term expires at the 2016 Annual Meeting of Stockholders.  He is the retired Chairman, President and Chief Executive Officer of PNC Bank, Delaware.  Mr. Morgan joined the Bank of Delaware (predecessor of PNC Bank, Delaware) in 1970.  He advanced through various management positions and became President and Chief Operating Officer in 1987.  He was elected Chief Executive Officer in 1989 and Chairman in 1990.  Mr. Morgan also served as a member of the Management Committee of PNC Financial Services Group, Inc. for several years. He is a longtime member of the Delaware Economic and Financial Advisory Council, which provides budgetary advice to the Governor and General Assembly of the State of Delaware.  He is a former board member and past Chairman of the Delaware Bankers Association and served on the boards of the United Way of Delaware and the Delaware State Chamber of Commerce.  He also serves as a director of Chesapeake Utilities Corporation.  Mr. Morgan received his undergraduate degree in business administration from the University of Delaware and is a graduate of the National Commercial Lending School at the University of Oklahoma.  Mr. Morgan brings over 40 years of banking experience, trust, finance, risk management, lending and executive leadership expertise to the Board of Directors.

Marvin N. Schoenhals, 66, has been Chairman of WSFS Financial Corporation and WSFS Bank since 1992 and a director since 1990.  His current term expires at the 2016 Annual Meeting of Stockholders.  From 1990 to 2007 he also served as President and Chief Executive Officer.  Mr. Schoenhals was a director of the Federal Home Loan Bank of Pittsburgh from 1997 to 2007, serving as their Chairman from 2005 to 2007.  He was a member of the Brandywine Mutual Fund’s Board of Directors from 1995 to 2006.  He currently serves as Chairman of the Board of Burris Logistics, a privately-owned distributer of frozen and dry foods.  Mr. Schoenhals is a former trustee and former Chairman of the Delaware Public Policy Institute.  He is a former Chairman of the Delaware State Chamber of Commerce and is Chairman of the Sunday Breakfast Mission.  Until 2013, Mr. Schoenhals was Chairman of Vision 2015, a Delaware coalition that created and is implementing a plan to improve Delaware public education.  Mr. Schoenhals received the Josiah Marvel Cup Award from the Delaware State Chamber of Commerce, presented annually to honor a Delawarean who has made an outstanding contribution to the state, community and society.  In

2004, he was inducted into the Delaware Business Leaders Hall of Fame.  Mr. Schoenhals received his undergraduate degree in business administration from the University of Michigan and a Master of Business Administration from the University of Pennsylvania Wharton School of Finance and Commerce.  Mr. Schoenhals brings almost 40 years of banking experience, finance, risk management, lending and executive management expertise to the Board of Directors.

David G. Turner, 49, has been a director of WSFS Financial Corporation since 2013.  His current term expires at the 2016 Annual Meeting of Stockholders.  Since 2010, Mr. Turner has been Vice President, Partner, Global BAO Leader in the Banking and Financial Markets Division of Global Business Services of IBM.  After retiring from Bank of America, in 2009, Mr. Turner founded Sovereign Partners Consulting, LLC working with key major banking clients world-wide focusing on strategy and IT consulting.  Mr. Turner joined MBNA in 2003 as Senior Executive Vice President and, in the following year, was promoted to Group Executive to create their Research and Development Department.  He served in various capacities with MBNA and its successor, Bank of America through 2009 including his role as the Information Management Transformation Executive.  Prior to that, Mr. Turner was Executive Vice President and President of the Gateway Companies, San Diego, California.  Mr. Turner is Vice Chairman of the Board of Trustees of Delaware State University, former director of the US Chamber of Commerce and an adjunct professor at several universities.  He earned his B.S in Computer Science/Mathematics from Delaware State University, a Master of Sciences in MIS from Fairleigh Dickenson University and is an alumnus of the Dartmouth-Amos Tuck Executive MBA Education Program.  Mr. Turner brings significant expertise in banking and financial markets with experience in the areas of product development, marketing, sales, analytics, technology, channels and customer experience.

Executive Management:

For information regarding Mark A. Turner, see page six.

Peggy H. Eddens, 58, has been Executive Vice President, Chief Human Capital Officer for WSFS Bank since 2007.  From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank, Butler, PA.  Prior to that, she held several positions with Mellon Bank and Citizens Bank.  Mrs. Eddens received a Bachelor of Science in Business Administration from Robert Morris University and a Master of Science in Human Resource Management from LaRoche College.

Stephen A. Fowle, 48, has been Executive Vice President and Chief Financial Officer of WSFS Financial Corporation and WSFS Bank since 2005.  He also serves as the Corporate Secretary.  From 2000 to 2004 he was Chief Financial Officer at Third Federal Savings and Loan Association of Cleveland, MHC.  From 1994 to 2000, Mr. Fowle was Vice President of Corporate Finance at Robert W. Baird & Co., Incorporated in Milwaukee, WI, a regional investment banking firm.  Mr. Fowle received a Bachelor of Science in Chemistry from Stanford University and a Masters of Management from Northwestern University’s Kellogg School of Management.

Paul D. Geraghty, Sr., 60, has been Executive Vice President and Chief Wealth Officer of WSFS Financial Corporation and WSFS Bank since 2011.  Prior to that, Mr. Geraghty was President and CEO of Harleysville National Corporation from 2007 to 2010 and Executive Vice President of National City Corporation in Cleveland from 2004 to 2007.  Mr. Geraghty received a Bachelor of Science in Accounting from Villanova University.

Thomas Kearney, 66, has been Executive Vice President and Chief Risk Officer since 2012.  Mr. Kearney is responsible for all risk oversight functions for WSFS Financial Corporation.  Mr. Kearney joined the Company in 1998 and previously served as Senior Vice President and Corporate Auditor.  Mr. Kearney received a Bachelor of Science in Business Administration (Finance and Accounting) from Drexel University.  He holds the professional designations of Certified Bank Auditor (CBA) and Certified Financial Services Auditor (CFSA).

Rodger Levenson, 52, has been Executive Vice President and Chief Commercial Banking Officer for WSFS Bank since 2006.  From 2003 to 2006 Mr. Levenson was Senior Vice President and Manager at Citizens Bank and from 1986 to 2003 he held a number of positions at Wells Fargo (and predecessor organizations).

S. James Mazarakis, 56, has been Executive Vice President and Chief Technology Officer for WSFS Bank since 2010.  From January 2009 to February 2010 Mr. Mazarakis was a principal in Techvizion, a consulting firm specializing in technology strategies.  From that role, he served as our interim Chief Technology Officer from May 2009 to February 2010.  From 2005 to 2008, he was Chief Information Officer for T. Rowe Price Associates and from 2002 to 2005 he was Business Information Officer – Shared Services for Capital One Financial Corporation.  Mr. Mazarakis received a Bachelor of Science from Rensselaer Polytechnic Institute and a Master of Science in Management of Technology from Polytechnic Institute of New York University.

Richard M. Wright, 61, has been Executive Vice President and Chief Retail Banking Officer for WSFS Bank since 2006.  From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA.  Mr. Wright received a Bachelor of Arts in Marketing and Economics from California State University, Fullerton and a Masters in Business Administration from the University of Southern California.

CORPORATE GOVERNANCE

Director Independence

Consistent with the Nasdaq director independence listing standards, our Board of Directors carefully evaluates any circumstances, transactions or relationships that we feel could have an impact on whether the members of our Board of Directors are independent of us and our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

Other than Mr. Schoenhals, Mr. Turner and Mr. Frangopoulos, all of our current directors are independent.  Mr. Schoenhals is not an independent director because he was one of our executives until November 2009 and was compensated as a consultant until November 2011.  More information about the compensation of Mr. Schoenhals can be found on page 45.  Mr. Turner is not an independent director because he is one of our executives.  Mr. Frangopoulos is not an independent director because he was the chief executive of Christiana Bank & Trust until December 2010 and was compensated as a consultant through December 31, 2011.

Board of Directors Leadership Structure

The leadership of our Board of Directors is comprised of: (i) our Chairman, (ii) our Vice Chairman and Lead Director and (iii) our President and Chief Executive Officer.  We believe this leadership structure is appropriate for us because it ensures independent oversight that draws upon significant experience and institutional knowledge of us, while ensuring the board makes informed decisions on operational matters.

Marvin N. Schoenhals has been our Chairman of the Board of Directors since 1992. He continues in this role because of his substantial institutional knowledge, leadership qualities, business acumen and standing in the community. Until his retirement in 2009, Mr. Schoenhals was also an executive and full-time Associate (the term we use for our employees).

The responsibilities of the Chairman include:

•                  Chairing meetings of the Board of Directors;

•                  Recommending committee memberships;

•                  Assessing effectiveness of Board committees;

•                  Participating as a member of the Executive Committee and official or ex-officio member of selected other Board committees;

•                  Developing new business; and

•                  Providing advice and counsel to the CEO and executive management.

Charles G. Cheleden has been our Vice Chairman since 1992 and our Lead Director since 2004.  He has been designated by our Board of Directors to lead the Board of Directors in fulfilling its duties effectively, efficiently and independent of management.

The responsibilities of the Lead Director include:

•                  Providing input to the CEO on preparation of agendas for Board of Directors and committee meetings;

•                  Ensuring independent directors have adequate opportunity to meet to discuss issues without management present and provide feedback to management;

•                  Chairing Board of Directors meetings when the Chairman is not in attendance;

•                  Exercising authority to call meetings of the independent directors; and

•                  Being available, as requested, for consultation and communication with major stockholders.

Our Chairman and Lead Director are jointly responsible for certain important Board functions as follows:

•                  Ensuring the Board of Directors works as a cohesive team;

•                  Ensuring the Board of Directors has adequate resources, especially by way of full, timely and relevant information to support its decision-making;

•                  Ensuring a process is in place to monitor legislation and best practices which relate to the responsibilities of the Board of Directors;

•                  Ensuring that new members of the Board of Directors receive adequate orientation about their roles and responsibilities, our organization, business and industry;

•                  Meeting with members of the Board of Directors to determine their continued commitment to the Board and interest in continuing to serve on the Board;

•                  Ensuring members of the Board of Directors receive continuing education both from within our organization and from outside sources;

•                  Encouraging the Board of Directors to refer new business opportunities to the Bank;

•                  Helping to resolve conflicts;

•                  Reviewing Board minutes for accuracy;

•                  Conducting or overseeing Board self-evaluations;

•                  Regularly assessing the effectiveness of the Board and its committees

•                  Ensuring delegated committee functions are carried out and reported to the Board, e.g. CEO performance assessment, CEO and Board succession planning and strategic planning;

•                  Ensuring some rotation on Board committee assignments, especially Chairs; and

•                  Ensuring that appropriate committee members have input to the proxy statement relating to their committees.

Mark A. Turner has been our President and Chief Executive Officer since 2007.

The responsibilities of the President and CEO include:

•                  Having general power over the strategic planning, management and oversight of the administration and operation of the Company’s business, and general supervisory power and authority over its policies and affairs;

•                 Ensuring all orders and resolutions of the Board of Directors and any committee are carried into effect;

•                  With the Chairman and Lead Director, helping to set Board of Directors agendas and providing input for committee meeting agendas.

Executive Sessions

Our independent directors meet regularly in executive session.  At each meeting of the Board of Directors and its committees in 2013, directors had the opportunity to meet without management present.  Typically, the Lead Director (or if absent, another independent director) presides over executive sessions.  At least twice each year, these executive sessions include only independent directors.

Our Director Nomination and Selection Process

We believe it is important to have a strong, independent Board of Directors that is accountable to our stockholders.  Our By-laws empower the Corporate Governance and Nominating Committee with the responsibility for identifying qualified individuals as candidates for membership on the Board of Directors.  The Board of Directors believes directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage.  A candidate’s breadth of knowledge and experience should also enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution.

The Corporate Governance and Nominating Committee solicits recommendations from our officers and directors, as well as considers and evaluates any candidates recommended by our stockholders.  There is no difference in the manner in which the Corporate Governance and Nominating Committee evaluates persons recommended by officers or directors from those recommended by stockholders.  Typically, it has not been our practice to pay fees to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board of Directors.  However, we engaged a consultant for interviews and reference checks in evaluating Mr. Brake as a director nominee.  Our consultant, Kaplan & Associates, Inc., was paid approximately $8,000 for this service.  In addition, each year the Board of Directors conducts a robust self-evaluation process to help identify individual and group performance and needs.

In the second half of the last decade we undertook a thoughtful, generational change in the executive leadership of the Bank.  At about the same time, the Board of Directors began a similar process of addressing the changing needs and advancing experience of the Board of Directors with the desire to establish a Board of Directors for the future as well.  From 2005 to date, and as a result of this process, 13 directors have stepped down and 11 directors have joined the Board of Directors.

After a thorough review of the correlation between the size of a board of directors and its effectiveness, the Board of Directors concluded that smaller boards (while still of ample size and diversity) are generally more effective.  The Board of Directors also concluded that a smaller Board fits with one of our key strategic advantages, namely, faster, and more entrepreneurial decision-making.  Finally, a smaller Board of Directors also sets the organizational tone for a lower internal cost structure in an industry that is currently challenged by lower revenues due to a weak economy and increasing regulatory costs.

Since 2012, when the Board of Directors concluded it would reduce its size to a range of 10 to 12 members, five directors have retired from the Board of Directors and two others did not seek re-election.

It is the intention of the Board of Directors to continue this succession planning process so that we build full and diverse expertise and talents on the Board of Directors for the continued success of WSFS.  We believe that one of the most important responsibilities of a well-functioning board of directors is to ensure that it actively plans for and accomplishes its own succession.

Diversity

The Board of Directors takes a broad and thoughtful view of diversity.  It believes its membership should reflect not only a diversity of gender and ethnicity, but also be inclusive of other factors such as age, religion, national origin, a broad range of experience, knowledge and judgment in a variety of business and professional sectors.  The Board of Directors desires that its membership also be geographically appropriate and diverse.  Potential directors, therefore, may enhance the statewide and regional representation of the Board of Directors.  The Board of Directors also believes that it should have a membership with a cross-section of thinking that is aligned with the needs of our customers and community (which includes potential future customers), as well as future opportunities.  Our Corporate Governance and Nominating Committee implements this philosophy as part of its nomination process and assesses its implementation during both the nomination process and as part of the Committee’s self-assessment process.

Stockholder Nominations

To be considered in the Corporate Governance and Nominating Committee’s selection of Board of Director nominees for 2015, recommendations from stockholders must be received by us in writing no earlier than November 25, 2014 and no later than December 25, 2014.  As required by our By-laws, a recommendation should provide the following information for the stockholder making the recommendation and for each person the stockholder proposes to recommend as a nominee to the Board of Directors: (1) the name, age, business address and residence of such person; (2) the principal occupation or employment of such person; (3) the class and number of shares of our Voting Stock (as defined in our By-laws) which are beneficially owned by such persons on the date of such notice; (4) any  information required to be disclosed in solicitations of proxies with respect to nominees for election of directors by Regulation 14A and Schedule 14A under the Securities Exchange Act of 1934, as amended; and (5) certain other information regarding the stockholder making the recommendation and other stockholders known to support such recommendation, as provided in our By-laws.

Stock Ownership and Retention Guidelines

Our By-Laws require each of our directors to be a stockholder and own a minimum amount of our common stock as determined from time to time in a guideline approved by the Board of Directors.  This guideline is designed to encourage our directors to increase and maintain their equity stake in us, and thereby to more closely link their interests with those of our other stockholders.

The Board of Directors has established a guideline that each director own 4,000 shares of vested common stock.  Members of the Board of Directors have until the later of June 2014, or five years after assuming his or her position, to accumulate the minimum ownership amount.  In addition, the Board of Directors established a guideline for executive management such that the CEO should own 35,000 shares of vested common stock and all Executive Vice Presidents own 10,000 shares of vested common stock, each to be accumulated by the later of June 2014 or five years after assuming his or her position.

Succession Planning

The Personnel and Compensation Committee of the Board of Directors (the “Personnel and Compensation Committee” or the “Committee”), as well as the entire Board of Directors reviews, evaluates and provides governance comments and advice for our Executive Management (including CEO) talent, leadership development and succession planning program, and plans to do so at least annually.

Attendance at Board of Director and Committee Meetings, Annual Meeting

During the year ended December 31, 2013, the Board of Directors held eight meetings.  None of the directors attended less than 75% of the total of: (a) meetings of the Board of Directors and (b) meetings of the committees on which they served during the year.  All directors are required to attend the Annual Meeting except for absences due to causes beyond their reasonable control.  With two permitted exceptions, all directors were present at last year’s annual meeting.

Transactions with Our Insiders

In the ordinary course of its business, WSFS Bank makes loans to our directors, officers and Associates.  These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to WSFS Bank.  These loans do not involve more than the normal risk of collectability or present other unfavorable features to WSFS Bank.

Board of Directors Role in Risk Oversight

The Board of Directors is responsible for the oversight of the management of our risk exposures to prevent or minimize the impact of a financial crisis.  The Board of Directors is actively involved in the Strategic Planning and oversight of our Enterprise Risk Management (“ERM”) processes with executive management where there is a comprehensive discussion of our appetite for risk, including a discussion of choices and alternatives.  As a result of this involvement, the Board of Directors has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards.  The Board of Directors oversees and reviews management’s implementation of systems to manage these risks.  The risk management system is designed to inform the Board of Directors of material risks and create an appropriate enterprise-wide culture of risk awareness.

The ERM function was created to assist management by establishing a unified and strategic approach to identifying current and future risks.  ERM helps monitor, measure, manage and report these risks while continually evaluating our risk/reward dynamic.  The ERM activities include:

•                  Conduct an Enterprise Risk Assessment Summary (RAS) in accordance with the Office of the Comptroller of the Currency’s RAS matrix and industry best practices;

•                  Establish Board-approved risk appetite statements and key risk indicators by major risk area;

•                  Monitor risk metrics and report to executive management and the Board of Directors at least quarterly;

•                  Update the RAS quarterly;

•                  Ensure that stress testing and contingency planning on critical business risks are performed;

•                  Key involvement with significant new products, services or activities, as well as conduct resolution and “lessons learned” on major risk events, as needed; and

•                  Continual learning on emerging risks and risk management best practices.

Each committee of the Board of Directors has a role in risk oversight as described in greater detail below in the description of each committee’s role and responsibilities.

The Audit Committee is responsible for, among other things, the following:

•                  Review, with management, the quarterly and annual financial statements including major issues regarding accounting and auditing principles and practices;

•                  Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•                  Periodically review, with management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•                  Monitor the independence of the public accounting firm;

•                  Ensure committee members have unrestricted access to the independent accountants (without management present) to review and discuss financial or other matters;

•                  Review and approve the audit plan of the independent accountants and our internal audit department;

•                  Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;

•                  Determine that no management restrictions are being placed upon either the internal or external auditors;

•                  Review the adequacy of internal controls and management’s handling of identified Sarbanes-Oxley material inadequacies and reportable conditions in the internal controls over financial reporting, and compliance with laws and regulations;

•                  Review reports issued by outside consultants regarding internal control;

•                  Review quarterly reports issued by our internal Loan Review Department including reports issued by outside consultants regarding quality control reviews of the internal Loan Review Department;

•                  Review periodic written reports regarding regulatory compliance and in-house counsel activities;

•                  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including procedures for the confidential, anonymous submission by Associates of concerns regarding questionable accounting, internal control or auditing matters;

•                 Ensure that members of the Committee have the expertise required by regulation;

•                  Ensure that the Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties;

•                  Review all regulatory reports, including examination reports and SEC comment letters and monitor management’s response; and

•                  Review and approve the Information Data Security Policy, annually.

The Chair of the Audit Committee provides reports to the Board of Directors on these items, as needed.  In addition, senior managers from each of our risk areas provide reports, as needed, to the Board of Directors.  These areas include: Investments, Accounting, Auditing, Credit, Human Capital Management, Operations and Technology, Trust and Wealth Management and Retail Operations.

In addition, the Personnel and Compensation Committee, which oversees the executive compensation programs, reviews and approves an annual report on executive compensation and Associate incentive compensation plans prepared by our risk officers.  The purpose of the review is to: (1) determine that senior executive officer compensation plans do not encourage those executive officers to take actions that pose an unnecessary and excessive risk that would threaten our value, and (2) determine that Associate incentive compensation plans do not unnecessarily expose us to risks or encourage the manipulation of reported earnings to enhance the compensation of Associates.  The Personnel and Compensation Committee is also responsible for overseeing management’s implementation of compensation programs that comply with applicable regulatory guidance and requirements.  During 2013, the Personnel and Compensation Committee reviewed these reports prepared by our risk officers and determined that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Board of Directors Committees

There are six main committees of the Board of Directors: the Executive Committee, the Corporate Governance and Nominating Committee, the Audit Committee, the Personnel and Compensation Committee, the Trust Committee and the Corporate Development Committee.  The Trust Committee includes members of the Board of Directors as well as members of WSFS Bank’s board of directors and certain senior executives.

The following chart shows the current committee membership and the number of meetings each committee held in 2013.

Director	Executive Committee	Corporate Governance and Nominating Committee	Audit Committee	Personnel and Compensation Committee	Trust Committee	Corporate Development Committee
Anat Bird			C	•
Charles G. Cheleden	•	C				•
Jennifer W. Davis		•	•	C
Donald W. Delson				•	C	•
Eleuthère I. du Pont	•	•				•
Zissimos A. Frangopoulos	•				•	•
Calvert A. Morgan, Jr.	•	•	•		•	•
Marvin N. Schoenhals	•					•
David G. Turner				•	•
Mark A. Turner	C				•	C

Number of meetings in 2013	29	5	5	7	7	2

C= Chair

Executive Committee

The Executive Committee meets as frequently as is necessary and exercises the powers of the Board of Directors between its meetings.  Its primary activities have been to review loan applications needing the approval of the Board of Directors and to review summary credit quality reports.

Another important role of the Executive Committee is to review and approve transactions with insiders.  Under the Bank’s written policy, the Executive Committee reviews and approves all insider loans or lending relationships.  Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting.  All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee

Each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market.  A copy of the Corporate Governance and Nominating Committee Charter as well as our other corporate governance documents can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Corporate Governance and Nominating Committee’s role and responsibilities include the following:

•                  Makes recommendations to the full Board of Directors regarding corporate governance guidelines and policies;

•                  Assists the Board of Directors in identifying individuals who are qualified to serve as directors and provides its recommendations to the full Board of Directors when the Board of Directors selects its nominees for each annual meeting;

•                  Leads the Board of Directors in an annual review of the Board of Directors’ performance; and

•                  Advises the Board of Directors on the assignment of the directors to serve on the various committees of the Board of Directors; and

•                  Recommends to the Board of Directors, compensation for Board members and all committees.

Audit Committee

Each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market and also meets the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.  Jennifer W. Davis meets the definition of financial expert for the Audit Committee.  For bank regulatory purposes, Anat Bird is also considered a banking and financial expert.  A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Audit Committee does the following:

•                  Oversees the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements;

•                  Reviews the examination reports from federal regulatory agencies as well as reports from the internal auditors and from the independent registered public accounting firm;

•                  Meets quarterly with the head of the Internal Loan Review Department to review assessments of loan risk ratings and credit administration, as well as the head of the Internal Audit Department and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release;

•                  Provides oversight to our regulatory compliance activities and our compliance officer who reports directly to the Executive in charge of risk;

•                  Reviews reports of significant litigation matters;

•                  Reviews the annual risk assessment and other reports (such as Suspicious Activity Reports, Associate Hotline Reports) issued regarding our risk management activities;

•                  Meets annually to review our internal control risk analysis and associated internal audit plan; and

•                  Approves the selection of the independent registered public accounting firm and recommends their appointment to the full Board of Directors.

The members of our Audit Committee also serve as members of the Bank’s Trust Audit Committee which provides oversight of the financial accounting and internal control aspects of our Trust and Wealth management initiatives. The Trust Audit Committee met four times during 2013.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures:  Each year in connection with the execution of the audit engagement letter, the Audit Committee pre-approves a retainer for additional services that are either audit or audit-related in nature.  These additional services do not exceed 5% of the annual audit fee amount.  For any additional audit or audit-related services to be provided by the independent registered public accounting firm that were not pre-approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chair of the Audit Committee can provide pre-approval of the services.  For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre-approval of the entire Audit Committee is required.  In addition, a retainer for tax consulting services is pre-approved by the Audit Committee.  Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure.  All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2013 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG performed services for us.  Those agreements are subject to alternative dispute resolution procedures.

All of the services listed below for 2013 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures above.  The Audit Committee has determined that the non-audit services performed during 2013 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2013 and 2012 were $987,900 and $1,083,000, respectively.

Audit Related Fees.  The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2013 and 2012 were $55,000 and $50,000, respectively.

Tax Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2013 and 2012 were $58,277 and $47,508, respectively.

All Other Fees.  There were no fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for the years ended December 31, 2013 and 2012.

Audit Committee Report

The Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•                  Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013;

•                  Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and

•                  Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Audit Committee, comprised of Anat Bird, Jennifer W. Davis and Calvert A. Morgan, Jr., has provided this report.

Personnel and Compensation Committee

A copy of the Personnel and Compensation Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Our Board of Directors has determined that the members of our Personnel and Compensation Committee are “independent” as defined by the listing standards of the Nasdaq Stock Market.

Under its charter, the Personnel and Compensation Committee has the authority to approve:

•                  Performance evaluations, salary adjustments, bonuses, stock options and perquisites for any officer other than the CEO and President;

•                  Incentive plan design, including criteria, formula computation and calculation of award amounts, such as cash payouts, restricted stock and stock option awards for all officers other than the CEO and President;

•                  Adoption, administration and expense management of certain Associate benefit plans and programs including 401(k) amendments, technical corrections and discretionary contributions, if in excess of 2% overall compensation;

•                  Payment of additional year-end contributions in lieu of deferred compensation plans for any officer other than the CEO and President;

•                  Engagement of compensation consultants (negotiate terms and related fees) to assist in matters regarding executive and Board of Directors related compensation; and

•                  Fees for Board of Directors advisors; oversee election of committee chairs.

The Personnel and Compensation Committee approves and must recommend to the Board of Directors for final approval:

•                  Policies and charter, including but not limited to Equal Employment Opportunity and Affirmative Action, Severance and Change of Control, the Management Compensation Policy, the Business (Luxury) Expenditures Policy, the Personnel and Compensation Charter;

•                  Board of Directors and management stock ownership and guidelines;

•                  Compensation Discussion and Analysis (CD&A), compensation risk assessment and Compensation Committee report portions of the proxy statement;

•                  Any compensation action for the CEO and President (such as salary increases, bonuses, stock grants and perquisites); and

•                  Any compensation action (such as fees and stock awards) for the Chairman of the Board of Directors.

In addition, the Personnel and Compensation Committee reviews and considers the results of stockholders’ advisory votes on executive compensation.

Compensation Committee Interlocks and Insider Participation

No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours.  During 2013, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board of Directors.

Trust Committee

The Trust Committee is comprised of members of the Board of Directors as well as members of the WSFS Bank Board and of management.  It provides oversight of our trust and investment activities provided by Christiana Trust, the trust division of the Bank.  A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Trust Committee does the following:

•                 Oversees the trust and investment management activities of the Christiana Trust division in providing trust administration and investment management services;

•                  Adopts appropriate policies and procedures to be observed in offering such services;

•                  Ensures compliance with all trust regulations;

•                  Ensures sound risk management practices as it applies to trust and investment management activities; and

•                  Reports to the Board of Directors on the activities of Christiana Trust in the conduct of its business.

Corporate Development Committee

The Corporate Development Committee was formed in late 2013 to assist the Board of Directors and management in reviewing and assessing potential acquisitions, strategic investments, joint ventures and divestitures.  It meets as frequently as necessary.  A copy of the Corporate Development Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

As part of its ongoing activities, the Corporate Development Committee does the following:

•                  Reviews and provides guidance to management and the Board with respect to transaction strategies;

•                  Provides advice to management in connection with the identification and evaluation of transactions, and the engagement of counsel and advisors;

•                  Authorizes management to execute binding and non-binding offers, proposals, letters of intent, definitive agreements and similar offers and documents with respect to proposed transactions;

•                  Provides advice regarding management’s due diligence and integration efforts with respect to proposed transactions and review summary due diligence results;

•                  Causes to be conducted, appropriate periodic evaluations of our recently completed transactions, if and as deemed necessary;

•                  Provides a report of its meetings and activities to the Board on a regular basis, and report regularly to the Board on such issues as it may determine are appropriate;

•                  Reviews, and changes as deemed necessary, its charter, from time-to-time, but no less than once a year;

•                  Assumes any additional responsibilities and duties as assigned from time-to-time by the Board.

PROPOSAL NUMBER 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994.  The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2014.  The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board of Directors in favor of KPMG LLP.  We are asking the stockholders to ratify the decision of the Board of Directors to appoint KPMG LLP for the 2014 fiscal year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on that proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.

EXECUTIVE COMPENSATION

Forward-Looking Statements

The following Compensation Discussion and Analysis, contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which we operate, including an increase in unemployment levels; our level of non-performing assets;  the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value underlying our real estate loans; our ability to expand into new markets, develop competitive new products and services in a timely manner, and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and saving habits could affect our ability to increase assets and to attract deposits; our ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in documents filed by us with the Securities and Exchange Commission from time to time.

Forward looking statements are as of the date they are made, and we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Personnel and Compensation Committee (the “Committee”) provides Board oversight and guidance for executive compensation and related benefits.  To assist with their responsibilities, the Committee regularly receives reports and recommendations from its independent consultants, ChaseCompGroup.  Our executive compensation program is designed to reflect a pay-for-performance culture and align the interests of senior management with our stockholders and our long-term success.

Our general compensation philosophy is as follow:

•                  We strive to be competitive in base pay, taking into consideration salaries of similar positions to those of our banking peers with a similar asset size, allowing for exceptions in exceptional circumstances;

•                  We structure our incentive system to provide rewards for performance that reflects our strategic plan and balances executives’ focus on both annual goals and the our long-term success, without creating undue risk; and

•                  Our total compensation for expected performance levels is targeted at levels similar to those of our banking peers with a similar asset size.  For exceptional performance, we provide total compensation reflecting that exceptional performance.

Our goal is to be a high-performing company, thus we have designed our compensation package toward attracting and retaining quality individuals, and motivating and rewarding them for strong performance.

Our 2013 compensation practices were consistent with our long-term focus which, over the past decade, has produced a positive return to our stockholders and exceeded peer averages.  An investment of $100 in WSFS common stock in 2004 was worth $189 at December 31, 2013.  By comparison, $100 invested in the Dow Jones Total Market Index in 2004, was worth $214 at December 31, 2013 and $100 invested in the Nasdaq Bank Index in 2004 was worth $114 at December 31, 2013. The comparative value of our stock to the Dow Jones Total Market Index is indicative of how difficult the 2008 financial crisis and regulatory response has been on the banking industry.

Consistent with this long-term focus, we set aggressive, measurable goals. We are accountable for achieving those goals and we have a competitive “pay-for-performance” philosophy. Our executive incentive compensation plans, which include our Management Incentive Plan (MIP), covering our Named Executive Officers (NEOs): (i) focus on measures that are traditionally important to stockholders, (ii) take into consideration industry peer comparisons, (iii) do not promote inappropriate risk, and (iv) use fundamental indicators of our performance, growth and health.  These measures are: Return on Average Assets (ROA), Return on Average Tangible Common Equity (ROTCE) and Earnings Per Share (EPS) growth.  ROTCE is computed by dividing net earnings allocable to common stockholders by the average tangible common stockholders’ equity.  It is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies.  While asset quality is not a formal metric, we believe it is indirectly measured in these goals and in our regulatory exams.  In addition, where appropriate, some individual goals for our executives in our MIP are tied to asset quality.  The Personnel and Compensation Committee reserves the right to recover (“claw-back”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or financial restatements.  Our formula-based award calculations start by comparing ourselves to a group of similar peers (all publicly-traded banks and thrifts of $2 to $10 billion in asset size) and our goals are set at levels designed to encourage strong performance.  For example, we only achieve “Threshold,” or minimum, awards if we achieve performance at the 40th percentile of that group’s results on the average of all three measures.   “Maximum” or “Stretch” awards are achieved if we reach the 75th percentile of that group’s performance.

Based, in part, on input from the Committee’s compensation consultant, we believe our compensation plans incorporate industry-recognized “best practices” in compensation and are consistent with our corporate strategy and long-term goals. They include competitive pay-for-performance standards that are scaled based on increased ROA performance and which promote retention.  In one plan, executive management is increasingly rewarded with restricted stock or restricted stock units (RSUs) for superior absolute performance, as indicated by reaching annual ROA targets.  Under our incentive compensation plans, these are awarded only if these tiers are reached before the end of the measurement period, then vest over not less than four years.  Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over an extended period of time.  Likewise, the cost of such awards is spread over an extended period.

In addition, there is a corporate performance portion of the executives’ standard annual incentives.  These are granted based on how our performance compares to our peer group. Individual goals are decreased, pro-rata, to the extent our annual ROA is less than the median ROA of our performance peer group.  For example, if the median ROA of our performance peer group was 0.90% and our ROA was 0.80% in any year, then executive bonuses would be reduced, pro-rata, or approximately 11%.

2013 – Overview

In 2013 our region continued to see indications of economic stability and slow recovery.  The Committee considered the state of the economy, the competitive environment in our marketplace, and the retention of our executives when deciding 2013 executive compensation levels.

As mentioned in previous years, some local customers of our largest in-market competitor continued to feel the effects of converting from a long-standing community bank in Delaware to a regional bank headquartered in New York.  We recognized the impact of the on-going transition implementation as an opportunity to attract more customers to us and to recruit highly-experienced, banking talent into our organization.  We continue to experience steady market share gains due to this disruption, as well as reinforcing our message that local leadership and decision-making is valued by our community and customers.

In the midst of the financial and economic challenges, and through this market disruption, we have had success in strengthening our reputation as Delaware’s oldest and largest community bank and trust company.  We were named by Wilmington’s The News Journal as a “Top Workplace” for the eighth year in a row, among the top three workplaces for the fifth consecutive year, and recognized with a Special Ethics Award based on exceptional scores on questions that measure leadership, values and ethics.  Independent survey results indicate our Customers continue to score us very favorably in Associate engagement and customer advocacy, firmly in the top quintile of all companies in the world surveyed by Gallup, Inc.   For the third year in a row, we were named the #1 Bank in Delaware as voted by the Reader’s Choice Survey also administered by The News Journal.  We also received the “2013 Community Partner Award” award from Girls, Inc., the “2013 Jefferson Award for Outstanding Service,” and Gallup recognized us with the “Great Workplaces, Excellence in Leadership” award for the second year in a row.  Public recognition for our Bank is another affirmation that even during challenging times our service model is effective, and is needed and desired by our local communities.

In 2013, for the third year in a row, we showed significant improvement compared to the prior year.  We reported GAAP net income of $46.9 million and an ROA of 1.07%, and, solely for the purpose of our incentive plans, we made a “quality of earnings” adjustment to our incentive plan metrics which lowered our incentive plan ROA to 1.02%, our ROTCE to 13.35% and our EPS growth over 2012 to 47.8%.  For a more detailed discussion of our “quality of earnings” adjustment, see “Setting Company performance goals” on page 29.

Compensation considerations for 2013

The Committee and management discussed the ongoing risks to our organization with regard to motivating and retaining our executive team. Once again, the Committee engaged the ChaseCompGroup in late 2012 to conduct an in-depth compensation study and to make recommendations for our NEOs for 2013.  Our consultant’s evaluation confirmed our concerns and supported management’s thoughtful process.  Upon receiving the report from our consultant, the Committee concluded it would retain the same compensation elements for 2013 as it did for 2012. The Committee approved recommendations made by management and the consultant, which are discussed under the section entitled Measuring Actual Performance and Calculating Incentive Payments. The components of 2013 executive compensation were: base salary, bonus and long-term incentive compensation.

Our 2013 results reflected significantly improved absolute performance, and averaged at the 77th percentile of our performance peer group on our three measures mentioned earlier.  The following changes to our executive’s compensation reflect these high-performing results:

•                  Variable pay, including equity awards and bonuses, were granted to NEOs as permitted under the Management Incentive Plan (MIP);

•                  A market adjustment increase to the base salary of one NEO in 2014 (see “Base Salaries” on page 28);

•                  Consistent with our performance, total compensation for 2013 increased from 2012.  Our ROA, ROTCE and EPS growth increased an average of 44.2% over 2012, and our total shareholder return increased 85.1% or $319.0 million over 2012;

•                  Our stockholders and the Board approved an award of 250,000 stock options to our CEO.  For a further discussion of this award, please see “Change in CEO Equity Incentive Compensation” on page 34; and,

•                  Our stockholders and the Board also approved the award of 82,500 stock options to our NEOs (not including our CEO) in recognition of the value of the executive leadership team.  The Board approved the award after carefully considering the competitiveness of our overall executive compensation package as well as the desire to retain and motivate key Associates, especially in an improving economy where our competition might consider attracting our executives away from us.  Similar to the award granted to our CEO, these options were awarded at a strike price over the then market price of our stock and vest over five years.

Considering the total mix of compensation, we believe these actions above are: (1) consistent with pre-established pay-for-performance plans, (2) reasonable in light of payment levels for our compensation peer group and (3) consistent with our 2013 results, both in absolute terms, and in comparison to prior years’ results and incentives.

During 2013, the Committee also reviewed an analysis conducted by our Senior Risk Officer (SRO) and concluded that our compensation program is balanced and does not encourage imprudent risk taking.  Another way we determine if our programs reflect the interests of our stockholders is through their non-binding vote, which we take into careful consideration for future executive compensation decisions.  In 2012, by their advisory (non-binding) vote, stockholders overwhelmingly approved the compensation of, and compensation arrangement for our executives.

Named Executive Officers (NEOs)

The table below shows our list of NEOs for 2013.

Mark A. Turner – President and Chief Executive Officer
Stephen A. Fowle – Executive Vice President and Chief Financial Officer
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer

The Role of the Personnel and Compensation Committee of the Board of Directors

The Personnel and Compensation Committee serves the full Board of Directors by providing oversight and guidance with respect to personnel and compensation policies and practices.  Also, the Personnel and Compensation Committee provides oversight to management so that we create and maintain competitive programs which attract, develop, motivate, reward and retain Associates committed to superior performance and the highest professional and ethical standards.  The Personnel and Compensation Committee ensures that personnel and compensation policies support our strategic mission and comply with all applicable legal and regulatory requirements.  They also review and consider the results of stockholders’ advisory votes on executive compensation.  (see page 17 for a complete description of the role of the Personnel and Compensation Committee.)

The Role of Management in Executive Compensation

Our CEO and our Chief Human Capital Officer provide recommendations for the Personnel and Compensation Committee’s consideration and manage our compensation programs and policies.  Their activities include:

•                  Assisting the Personnel and Compensation Committee and its independent compensation consultant as requested, with executive compensation reviews, incentive program designs, risk assessments of compensation programs and preparation for meetings;

•                  Based upon data provided by the Personnel and Compensation Committee, reviewing compensation programs for competitiveness and aligning compensation programs with our strategic goals;

•                  Recommending changes to compensation programs to the Personnel and Compensation Committee, where appropriate; and

•                  Recommending pay levels and incentive plan payments for NEOs, except for the CEO.

The CEO excuses himself from all Personnel and Compensation Committee discussions of his compensation level.  As a practical matter, he may discuss the formula by which his and other executives’ incentive compensation is structured, but does not participate in decisions regarding his awards or changes to his own compensation.

The Role of Stockholder Say-on-Pay Votes

Our Board of Directors, Personnel and Compensation Committee and management value the opinions of our stockholders, including their advisory votes regarding the compensation paid to our named executive officers, which are often referred to as “Say-on-Pay” votes.  At our 2011 Annual Meeting, a majority of our stockholders voted, on an advisory basis, in favor of holding Say-on-Pay votes every three years.  Our Board of Directors and Personnel and Compensation Committee considered these results, among other factors, and determined that we will follow our stockholders’ preferred frequency for conducting Say-on-Pay votes.  Accordingly we will include in our proxy materials, an advisory Say-on-Pay proposal every three years until the next required vote on the frequency of advisory Say-on-Pay votes, which will occur no later than our 2017 annual meeting of stockholders.

We conducted an advisory Say-on-Pay vote in 2011, which was approved by 98.8% of the votes cast, and an advisory Say-on-Pay vote in 2012 pursuant to the Emergency Economic Stabilization Act of 2008, which was approved by 99.0% of the votes cast.  Pursuant to our say-on-pay practice, the next advisory Say-on-Pay vote will occur at our 2015 annual meeting of stockholders.  Although the advisory Say-on-Pay vote is non-binding, our Personnel and Compensation Committee has considered the outcome of these votes when making compensation decisions for named executive officers.  Our Personnel and Compensation Committee believes that these votes evidence our stockholders’ support for our approach to executive compensation and took this support into account in deciding not to alter the overall compensation plan and program for 2013.  Our Personnel and Compensation Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for our named executive officers.

The Role of Consultants

In 2013, the Committee worked with ChaseCompGroup LLC, an independent executive compensation consulting firm specializing in the financial services industry.  The Committee engaged them to review our equity incentive plans, conduct a peer analysis, perform research on key triggers for executive retention and research and prepare a “state of the industry” compensation report.  ChaseCompGroup reports directly to the Committee and does not provide any non-compensation related services or products to the Committee nor does it provide any services to us.  The Committee has worked with the same consultant, Diana Chase, since 2007 under previous firm names.  Over these years the consultant has provided the Committee with advice on market competitive pay for executives and directors.  In addition to executive benchmark analyses, ChaseCompGroup has assisted us with the executive annual and long-term incentive programs, compliance and industry best practices. The aggregate amount paid to our independent compensation consultant represented 0.07% of our total revenue for 2013.  In retaining its consultant, the Personnel and Compensation Committee considered the factors set forth in Rule 10-C-1 under the Exchange Act, and determined that there were no conflicts of interest that would preclude the Personnel and Compensation Committee’s use of the consultant.  For example, no member of the Personnel and Compensation Committee or any executive officer has a personal relationship with Diana Chase, or a business relationship other than in connection with the services described in this proxy statement.  Diana Chase owns no WSFS stock.

Peer Groups and Benchmarking

Approximately every three years, the Committee engages an independent consultant to conduct a formal review of our executive compensation program.  As discussed above, a comprehensive review was conducted in late 2012 by

ChaseCompGroup.  The Committee requested this review to assess competitive compensation levels for its executives and the Board of Directors.

When benchmarking compensation and setting performance goals for incentive plans, the Committee uses two peer groups:

•                  The Compensation Peer Group (“CPG”) (with whom we compete for talent), provides a targeted assessment of the compensation practices for publicly traded peer companies, as we cannot readily obtain compensation data from private companies.  The CPG allows us to compare our compensation to other banks that have a similar business model, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

•                  The Performance Peer Group (“PPG”) (with whom we compete for capital) provides a broader, national perspective of banks in the $2 to $10 billion asset size, both public and private.  We use the PPG to set appropriate bank-wide financial goals, drawing from the larger national dataset of comparably-sized financial institutions.

Further details on each of these peer groups are provided below.

Compensation Peer Group (“CPG”)

We updated our CPG in December 2013 to remove three organizations that no longer met our criteria.  The organizations comprising the final CPG provided a dataset of peers comparable to our size, business model and location and reflected the following:

•                  Located within MD, NJ, NY, PA, and VA;

•                  Total assets as of December 31, 2013, between $2 billion and $16 billion;

•                  Median total assets were approximately $4.6 billion, within 1% of our own asset size;

•                  A number of metropolitan-based and coastal banks; and

•                  Selected banks in our market with whom we have historically competed for management talent.

Listed below are the companies included in our CPG and their total assets as of December 31, 2013.

					Total Assets at

					December 31, 2013

	Company Name	Ticker	City	State	($000)
1	Investors Bancorp, Inc. (MHC)	ISBC	Short Hills	NJ	$15,623,070
2	F.N.B. Corporation	FNB	Hermitage	PA	13,563,405
3	National Penn Bancshares, Inc.	NPBC	Boyertown	PA	8,582,213
4	Northwest Bancshares, Inc.	NWBI	Warren	PA	7,884,567
5	NBT Bancorp Inc.	NBTB	Norwich	NY	7,652,175
6	Provident Financial Services, Inc.	PFS	Jersey City	NJ	7,487,328
7	First Commonwealth Financial Corporation	FCF	Indiana	PA	6,214,861
8	Tompkins Financial Corporation	TMP	Ithaca	NY	5,003,039
9	Flushing Financial Corporation	FFIC	Lake Success	NY	4,721,501
10	Beneficial Mutual Bancorp, Inc. (MHC)	BNCL	Philadelphia	PA	4,583,413
11	TowneBank	TOWN	Portsmouth	VA	4,672,997
12	S&T Bancorp, Inc.	STBA	Indiana	PA	4,533,190
13	TrustCo Bank Corp NY	TRST	Glenville	NY	4,521,452
14	Sandy Spring Bancorp, Inc.	SASR	Olney	MD	4,106,100
15	Dime Community Bancshares, Inc.	DCOM	Brooklyn	NY	4,028,091
16	Eagle Bancorp, Inc.	EGBN	Bethesda	MD	3,771,503
17	Lakeland Bancorp, Inc.	LBAI	Oak Ridge	NJ	3,317,791
18	Sun Bancorp, Inc.	SNBC	Vineland	NJ	3,087,350
19	Kearney Financial Corp. (MHC)	KRNY	Fairfield	NJ	3,145,360
20	Hudson Valley Holding Corp.	HVB	Yonkers	NY	2,999,199
21	Oritani Financial Corp.	ORIT	Washington Twp.	NJ	2,831,922
22	Univest Corporation of Pennsylvania	UVSP	Souderton	PA	2,191,559
	Average				5,660,095
	25th Percentile				3,431,219
	50th Percentile				4,558,302
	75th Percentile				7,169,211
	WSFS Financial Corporation	WSFS	Wilmington	DE	4,515,763

	Percentile Rank of WSFS Financial Corporation by Asset Size				43rd%

Performance Peer Group (“PPG”)

The 2013 performance peer group (PPG) was developed using data from SNL Financial and includes financial institutions with total assets of between $2 billion and $10 billion.  The average PPG size was comparable to our size and we performed well above the median of our peers which had a median ROA of 0.95%, a median ROTCE of 11.17% and median EPS growth of 6.38% in 2013.  The PPG consisted of 126 organizations throughout the United States.  As noted earlier, the Committee uses the PPG to set appropriate performance goals for our Management Incentive Plan.

Elements of Compensation

In the following section, we describe the elements of our NEO compensation packages.  It includes a discussion of how we determine the amounts for each element, why each element is included in our NEO compensation program and the actual payments resulting from our pay-for-performance incentive programs.

Base Salaries

Why We Provide Base Salaries

We offer base salaries to provide a stable source of income to our NEOs.  Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant tool for recruiting, motivation and retention.

How We Determine Base Salary Amounts

We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, to similar positions at peer banks.  Additional factors that play a role in setting the final base salary amount for NEOs are as follows:

•                  Special circumstances related to staffing needs and market situations; and

•                  Levels of compensation provided from other compensation components.

When determining base salary amounts for a newly hired NEO, we incorporate the following additional factors:

•                  The prior incumbent’s salary;

•                  The successful candidate’s salary history;

•                  Any market-based data provided by the external recruiter retained for the search; and

•                  The salary requirements of other candidates being considered for the position who have a similar level of experience.

By the time we ceased being subject to restrictions on executive compensation under the Troubled Asset Relief Program, our Committee had engaged ChaseCompGroup to conduct a comprehensive market assessment for our executive team.   The market analysis was completed in late 2012.  Generally, the NEO base salaries were near the market median; however the base salary for one of our NEOs, our CFO, was below the market median.

Consistent with national market data provided by ChaseCompGroup and in line with our overall company-wide merit pool, four of our NEOs received a 2% merit increase in base salary for both 2013 and 2014.  Our CFO, however, received a 6% market adjustment in each of the last two years to bring him to the market median base salary, consistent with our salary philosophy.  The Board approved NEO base salary increases as indicated below.

BASE SALARY
Name and Principal Position	2014	2013 to 2014 % increase	2013	2012 to 2013 % increase	2012
Mark A. Turner – President and Chief Executive Officer	$624,240	2%	$612,000	2%	$600,000
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	328,600	6%	310,000	6%	291,600
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	297,600	2%	291,700	2%	286,000
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	339,700	2%	333,000	2%	326,400
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	328,500	2%	322,000	2%	315,600

Annual Incentives

Our executives are eligible for an annual award under our Management Incentive Plan (MIP). We designed the MIP to reward executives for excellence in performance on key financial metrics as compared to the Performance Peer Group (PPG), defined in the Peer Groups and Benchmarking section presented earlier, as well as each executive’s performance and contribution in his or her area of responsibility.  The Committee also retains the discretion to adjust the awards paid in conjunction with the MIP to take into consideration special performance events or other performance-based circumstances.  In 2013, the Committee exercised this discretion, which is more fully described in our discussion of the “Quality of Earnings Review” on page 30.

Why We Provide Annual Incentives

Our compensation program includes an annual performance-based award.  The objective is to compensate executives based on achievement of Company-wide and individual goals related to building franchise value and stockholder value. The award is intended to reward current performance which is also in line with our long-term goals and to motivate the executive to achieve high-performing results.

In 2013, we performed a retrospective of our MIP plan to validate that actual awards over the last cycle were consistent with the plan’s objectives.  We reviewed bonuses awarded to a representative sampling of company executives over the past seven years.  Over that time period, bonuses were paid at or around Target levels, with one year, 2009, paying zero when we had a break-even year, and one year, 2013, paying at near “Stretch.”  This trend aligns with our overall performance, compensation philosophy and total shareholder return over those seven years.  We were able to have comfort, therefore, that the MIP plan has worked as designed, with an appropriate pay-for-performance outcome.

How We Determine Annual Incentive Amounts

The structure of our annual incentive plan includes: setting Company-wide goals; setting individual performance goals; weighting the goals; providing incentive opportunities to NEOs; and measuring actual performance and calculating incentive awards.

•                  Setting Company performance goals

Each year the Committee reviews our metrics and establishes Company-wide targets on the chosen metrics.  In selecting the metrics, the Committee considers our short-term and long-term business strategy, the current business environment and the interests of the stockholders.  The following metrics of our performance were chosen for 2013 and, with the exception of a change from “Return on Equity” to “Return on Tangible Common Equity,” we remained consistent with those selected in the previous five years.  They were:

1.                                      Return on assets (ROA)

2.                                      Return on tangible common equity (ROTCE)

3.                                      Earnings per share (EPS) growth

Each was weighted evenly in our 2013 incentive plan.

The plan incorporated a contemporaneous measurement period that compared our current year performance to the current year performance of our peers.  Financial and other performance data was available shortly after the year-end and provided us the ability to assess performance based on a real-time comparison.

Under our 2013 MIP, the “threshold” level for each goal was set at the 40th percentile of the 2013 PPG performance; the “target” level for each goal was set at the 50th percentile and the “stretch” level for each goal was set at the 75th percentile.

To protect against a situation in which we would provide high payments in a sub-par performance year, again in 2013 we included an ROA-based modifier to our Company-wide performance results.  The baseline ROA for the plan was set at the median of the PPG for 2013.  If our ROA fell below the peer median ROA at the completion of the year, any payments otherwise due under the plan related to Company-wide performance would be reduced by the percentage below the peer median ROA baseline.

Claw-back Policy

NEOs are subject to a claw-back policy under which they would be obligated to forfeit and repay any bonus, award or incentive compensation paid under a benefit plan to the extent that such bonus, award or incentive compensation is due to fraudulent activity or based on statements of earnings, revenues, gains, the performance metric criteria of a benefit plan or other criteria that are later found to be materially inaccurate by the Personnel and Compensation Committee.

Quality of Earnings Review

We also conduct a “quality of earnings” review which evaluates any unusual, one-time items greater than $2 million, after tax, which impact cash, equity and earnings, and considers them for adjustments for the purposes of calculating earnings for the MIP.  Any “quality of earnings” evaluations are made with a strong bias towards ensuring that management is accountable for reported results.  For 2013, our review concluded that a third-quarter, $2.5 million after-tax gain resulting from a reverse mortgage consolidation should be excluded from the calculation of earnings as it relates to our MIP.  As a result, solely for the purpose of computing MIP awards, all our metrics were adjusted downward.  The adjusted ROA was 1.02%, the adjusted ROTCE was 13.35% and the adjusted growth in EPS over 2012 was 47.8%.

Modifications for 2014

It is a common practice for organizations to review and adjust performance metrics at the onset of a new performance period to learn from past experiences and implement best practices.  This review process helps ensure that company-wide goals used for incentive plans support the company’s overall strategy, accommodate any shifts in strategy from year-to-year or during market changes and learn from past experiences and best practices.  Management, working with the Personnel and Compensation Committee consultant, ChaseCompGroup, proposed modifications to the MIP Plan for 2014 to simplify the plan, advance the connection or sight-lines between goals and incentives, while improving pay-for-performance outcomes.  ChaseCompGroup consultant concluded the design of the plan and the target award levels were competitive and balanced.  It was recommended, however, that the Personnel and Compensation Committee have the ultimate discretion to modify awards downward if some threshold level was not achieved.  Rather than a formulaic modifier, the modified plan gives the Committee the discretion on how much the awards should be modified.  Examples of potential modifiers to reduce or eliminate awards include, but are not limited to: low absolute ROA, downgrading of the Bank’s CAMELS rating, imposition of regulatory enforcement actions, or excessive non-performing assets.

In addition, as in the past, the Personnel and Compensation Committee reserves the right to recover (“claw-back”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or financial restatements.

Once again, ROA, ROTCE and EPS Growth, with equal weightings, were established as the metrics to be used in 2014.  We believe that other essential goals, such as growth, efficiency and asset quality are adequately represented in these goals and the individual performance goals of each NEO.

Company-wide performance goals for 2014 are shown below, as well as a comparison to our normalized performance for 2013.  These goals were set after taking into consideration a number of factors, including our 2014 budget, strategic plan and industry performance of high-performing banks.

In 2014, to improve pay-for-performance, NEOs, other than the CEO, will have the opportunity to earn performance-based equity awards at 15%, 25% and 35% of their base salary at the “threshold,” “target” or “stretch” levels for the same Company goals.  In addition, supplemental equity awards, which in the past have compensated NEOs for, among other things, contribution limitations to qualified retirement plans imposed by the IRS, have been eliminated and added to the basic equity plan, such that the final “threshold,” “target” and “stretch” annual equity awards will be 25%, 35% and 45%, respectively, of base salary in total.

Performance Metric	Threshold 2014	Target 2014	Maximum or Stretch 2014	WSFS Normalized Performance for 2013
Return on Average Assets (ROA)	0.95%	1.05%	1.15%	1.02%
Return on Tangible Common Equity (ROTCE)	11.9%	13.1%	14.4%	13.4%
Earnings Per Share Growth EPS	5%	10%	20%	47.8%

After a thorough review and discussion, the Personnel and Compensation Committee approved the modifications to the MIP Plan for 2014.  They also concluded these changes would not expose the company to any material risk.

•      Setting individual performance goals

At the beginning of the year, each NEO who reports to the CEO develops individual performance goals for the year consistent with the budget and strategic plan, as well as for personal professional growth.  These goals are submitted to the CEO for review, amendment and approval.  Through an iterative, collaborative effort, these NEOs and the CEO agree to the final individual performance goals.  Individual performance goals are tailored to each NEO’s function and particular area of responsibility, and may cover a wide variety of performance, including, by way of example, financial performance, customer engagement, operational milestones and other matters.

The MIP measures the performance of the CEO solely on Company-wide goals.  However, the Board of Directors also establishes individual performance expectations for the CEO in addition to those associated with the MIP.  These performance expectations are established by the Committee after a review, discussion and approval of recommendations submitted by the CEO.  When annual salary adjustments are being considered, the Committee assesses the performance of the NEO as compared to these performance expectations.

•                  Weighting the goals

The Committee believes the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance.  As a result, for the more senior executives, Company-wide performance measurement criteria play a larger role in determining the amount of incentive awards.  Individual and business unit performance goals play a larger role in determining the amount of the incentive award for less senior ranked executives.  For 2013, the weighting percentage for the CEO was 100% for Company-wide performance and 0% for individual performance.  For 2013, the weighting percentage for each of the EVPs was 75% for Company-wide performance and 25% for individual performance, reflecting his or her role in strategic matters.  The weightings for the CEO and EVPs will not change for 2014.

MIP awards are calculated using these percentage allocations.  For example, in 2013, the MIP award for Mr. Turner, our CEO, was based entirely on Company-wide financial performance.  Although he has individual performance goals, it is the Company-wide metrics that affect his annual incentive (MIP) award.   The Personnel and Compensation Committee has discretion to determine the amounts of final award payouts to all our NEOs, with the exception of the CEO, which is at the recommendation of the Personnel and Compensation Committee and at the discretion of the full Board of Directors.

•                  Providing incentive opportunities to NEOs

The table below shows NEO annual non-equity (cash) incentive opportunities for 2013 under the MIP as a percentage of base salary.  When setting MIP goals, the Committee took into consideration the opportunity levels for similar positions within the Compensation Peer Group (CPG) companies along with our philosophy of linking pay to performance.  If we meet our Company-wide performance criteria and/or the NEOs achieve their individual performance criteria, we would provide awards as shown in the table.  Levels for “Minimum,” “Target” and “Stretch” for all NEOs in 2013 were unchanged from 2012 levels.  The Committee believes the higher the alignment of performance weightings with Company-wide goals, and the more objectivity that exists in plan administration, the more likely it will be that incentive payments will be commensurate with an overall improvement in our performance.  Our recent market analysis confirmed that the target earning opportunities, shown below, remain competitive.  As explained above, “stretch” goal payouts may be earned when our performance exceeds the 75th percentile of our peers.

MIP 2013 Annual Non-Equity Award Opportunity as a Percent of Base Salary
Name and Principal Position	Minimum	Target	Maximum or Stretch
Mark A. Turner – President and Chief Executive Officer	25.0%	50%	120%
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	17.5%	40%	90%
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	17.5%	40%	90%
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	17.5%	40%	90%
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	17.5%	40%	90%

Timing of MIP Annual Awards and IRS Section 409A Requirements

Payment of annual incentive awards under the MIP occurs no later than March 15th of the year following the performance period.  This timing usually provides ample opportunity for the finalization of year-end performance results as well as maintaining compliance with the short-term deferral exception under Section 409A requirements of the Internal Revenue Code.

Measuring Actual Performance and Calculating Incentive Payments

The table below shows our 2013 actual results as compared to the 2013 performance of our PPG. Our score is calculated by determining our average percentile rank within the PPG for ROA, ROTCE and EPS growth.  A numerical value is interpolated based on a score of 1 for “threshold,” 2 for “target” and 3 for “stretch.”  This interpolated score is applied to the payout percentages, and a payout is calculated, and then if appropriate, adjusted downward by an ROA modifier reflecting our ROA performance as a percentage of the PPG median.  The individual performance score is calculated similarly, but is not reduced by an ROA modifier.  For 2013, the median ROA for peers was 0.95% compared to our adjusted ROA of 1.02%, therefore no ROA modifier was necessary.

2013 MIP Company-Wide Performance Goals and Results
	PPG Performance			2013
Goal	Threshold (40th)	Target (50th)	Maximum or Stretch (75th)	WSFS Results	Percentile
Return on Assets (ROA)	0.88%	0.95%	1.12%	1.02%	59.6%
Return on Tangible Common Equity (ROTCE)	10.19%	11.17%	13.11%	13.35%	77.8%
Earnings Per Share (EPS) Growth	3.73%	6.38%	25.87%	47.81%	92.3%
				Percentile Rank	76.6%
				Interpolated Score	3.00

As the table above shows, for the purposes of the MIP, our Return on Assets was 1.02% in 2013, which ranked us in the 60th percentile of peers.  Our Return on Tangible Common Equity was 13.35% in 2013, which ranked us in the 78th percentile, and our growth of Earnings Per Share was 47.81% in 2013, which ranked us in the 92nd percentile.  Combined, these three metrics ranked us at the 77th percentile for relative performance versus peers.

The MIP awards were based on peer financial information available to the Committee, which represented 83% of the peer group at the time the recommendation was made and approval was granted.

In 2013, both our performance and peer performance significantly improved from 2012 levels.  Even though our peer group showed improvement, our relative standing in all three metrics improved greatly from 2012 when compared to peers.  The total value of awards to NEOs under the MIP was $1,794,406 for 2013 performance.  This compares to a value of $692,416 in awards for our 2012 performance which had a ROA modifier applied to the calculation due to the lower ROA performance compared to peers.  The significant increase was the result of our performance reaching “Stretch” in 2013 when compared to a performance of between “Threshold” and “Target” in the prior year.

Equity/Long-Term Incentives

Our equity-based compensation plan is the primary method by which we provide long-term incentives to our executives.  Pursuant to our 2013 Plan, we offer equity awards as a performance incentive to encourage ownership of our Common Stock by our executives and to further align the interests of management with those of our stockholders.  Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.  Beginning in 2013, and for a period of five years, our CEO will not receive equity awards under the 2013 Plan (See “Change in CEO Equity Incentive Compensation” below).

Our Long-Term Incentive Plan (LTI) has two components: 1) Annual Performance-Based Awards and 2) Multi-Year High-Performance Awards. The details of each component are as follows:

Annual Performance-Based Awards

The annual performance-based equity award component of our LTI Plan delivers equity awards based on our performance relative to PPG peer companies; no awards are granted if our performance is below approximately the 40th percentile of peers.  Awards under the LTI Plan, based on 2013 performance, were granted in early 2014 and were in the form of seven-year stock options with four-year vesting.

The LTI Plan provides EVP-level NEOs with awards at 25% of base salary at the discretion of the Committee. When compared with our PPG, we ranked in the 77th percentile for 2013. The total value of the equity awards using the Black-Scholes valuation model granted to our NEOs, in 2014 for 2013 performance under this Plan was $314,180.  As mentioned previously, beginning in 2013, and for a period of five years (2013 to 2017), our CEO will not receive equity awards under the 2013 Plan.

Multi-Year, High-Performance Awards

With the exception of our CEO, our NEOs have participated in a multi-year, high-performance incentive plan.  In this plan, restricted stock (or performance shares) awards were granted at the beginning of the performance period, but were not actually earned until certain performance goals were met. To aid in retention, any shares of restricted stock earned then start a four-year vesting period.

In this plan, three levels of restricted stock awards could have been earned based upon ROA performance achievement.  We used a cliff vesting approach so that defined ROA levels must have been achieved by the end of the plan period (which was December 31, 2013) to earn one or more of these award levels.

Under this plan, the Personnel and Compensation Committee set performance goals of 1.00% ROA for Level 1 performance; 1.125% ROA for Level 2 performance; and 1.25% ROA for Level 3 performance, reflecting industry standards, our ROA goals in the current economic climate and consistent with the goals established in our strategic plan.

Under the multi-year, high performance component of the LTI Plan, both the award potential and goal targets were set higher than our annual performance-based awards when the targets were established at inception of the plan.

If performance did not meet Level 1 of 1.00% by the end of 2013, then restricted stock awards would not have been earned.  By contrast, if we had achieved an ROA of 1.25% by the end of 2013, participants would have earned the maximum award of restricted stock.

Based on our performance during a challenging economic environment, there was no restricted stock earned or granted between 2008 and 2012 under this plan.  However, because our adjusted ROA was 1.02% in 2013, the Level 1 performance criterion was achieved.  As a result, the NEOs earned restricted stock based on a Level 1 award.  These shares will now vest over four years.  Mr. Geraghty was eligible for a lower number of restricted shares because he joined our company after the inception of the plan, but was included because of his meaningful contribution to our results. Our CEO was not eligible to receive this award because of a change in his equity compensation plan in 2013.  For a more detailed discussion of our CEO compensation, see “Change in CEO Equity Incentive Compensation” on page 34.  The NEO participants earned the following number of shares of restricted stock in 2013 under the multi-year high performance plan:

Multi-Year High Performance Awards Earned in 2013
Name and Principal Position	Number of Restricted Shares
Mark A. Turner – President and Chief Executive Officer	-
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	3,500
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	1,400
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	3,500
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	3,500

Special Retention and Motivation Awards

In 2013, our NEOs (not including our CEO) were awarded stock options in recognition of their value to the executive leadership team.  The Board approved the award after carefully considering the competitiveness of our overall executive compensation package as well as the desire to retain and motivate these key Associates, especially in an improving economy where our competition might consider attracting our executives away from us.  These options were awarded at a strike price over the then market price of our stock.  They have an exercise price of $49.52, expire in seven years and vest over five years (40% after the second year and 20% for each year thereafter.  The NEOs were granted the following number of stock options:

Special Retention and Motivation Award Granted in 2013
Name and Principal Position	Number of Stock Options
Mark A. Turner – President and Chief Executive Officer	-
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	20,000
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	17,500
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	25,000
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	20,000

Change in CEO Equity Incentive Compensation

In 2013, the Board of Directors recommended, and 97.9% of the voting stockholders overwhelmingly approved, a change to the equity incentive compensation of our CEO by executing a Non-Plan Stock Option Agreement.  Under this agreement, Mr. Turner received a grant of 250,000 stock options with an exercise price equal to 20% over the then market value of our common stock.  The stock options issued from the Non-Plan Stock Option Agreement have an exercise price of $49.52 and expire on February 28, 2020. Vesting occurs over a five year period with 40% vesting after the second year and 20% vesting in each of the following three years.

The agreement also provided that Mr. Turner would no longer be eligible for any new equity awards for a five-year period beginning in 2013 (2012 through 2017 fiscal years, awarded in 2013 through 2018), including eligibility for significant awards under our existing long-term incentive plan, our return on average assets (ROA) performance-based restricted stock plan and our supplemental equity award plan designed to make up for our lack of deferred compensation plans, which are in use at many other peer institutions.  If Mr. Turner had continued to be eligible for those plans, it is estimated that the value of those awards would have been worth approximately $1,181,000 for 2013 and 2014, the first two years of his five years of ineligibility.

Timing and Pricing of Equity Awards

The Committee awards equity grants, generally at the February meeting of the Personnel and Compensation Committee.  Grants may be recommended during other times of the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval.  The grant date is established when the Committee or other authorized body approves the grant and all key terms have been established.

Associate Service Bonus Plan

Our NEOs also participate in an Associate Service Bonus Plan which is open to all of our Associates. The two primary components of this plan are our ROA and WSFS’s Customer Engagement Survey score (CE11) from the Gallup Organization.  Specific payouts are established by management based on reaching specific ROA and CE11 scores.  The following criteria assist in objective accountability and discourage unnecessary and excessive risk-taking or manipulation of earnings:

•                  An ROA factor is one component of the calculation of incentive payouts.  If our ROA is less than 1%, there is no score given for that component of the Associate Service Bonus Plan calculation.

•                  The CE11 factor is the other component of the calculation of the incentive payout and is determined based upon the results of an independent customer engagement survey. This factor is not impacted by our earnings.

•                  The incentive payouts are capped at $1,500 per Associate.

Benefits

401(k) Employer Contribution

We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings.  We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the Plan.  We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.  Effective in 2013, the plan no longer provides for a Board-authorized discretionary profit sharing contribution.

Supplemental Equity Awards for NEOs Other than the CEO

Unlike many members of our peer group, we do not offer Supplemental Executive Retirement Plans (SERPs) or deferred compensation plans to our NEOs.  In consideration of that, the Committee generally approves additional restricted stock grants to certain highly compensated executives, including the NEOs, to compensate them for, among other things, contribution limitations to qualified retirement plans imposed by the IRS.  The supplemental equity awards shown in the table below are in addition to any equity awards provided in the table above.  These supplemental equity awards are formulaic and are not incentive-based.  Our CEO was not eligible to receive this supplemental equity award in 2013 (see “Change in CEO Equity Incentive Compensation” discussion on page 34).

To calculate the supplemental equity awards, we added the deferral shortfall (the maximum deferral without applying the IRS compensation limit, minus the IRS limit for 2013) to the lost Company contribution opportunity (base salary minus $255,000), and divided the sum by the closing price of our stock as of February 27, 2014.

The following table shows the number and value of restricted stock grants issued in 2014 to replace the retirement shortfall for each of our NEOs during 2013.

2013 Supplemental Equity Awards (Granted in 2014)
Name and Principal Position	Number of Restricted Shares
Mark A. Turner – President and Chief Executive Officer	-
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	444
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	316
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	432
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	401

An additional benefit of using equity to provide supplemental retirement benefits to our executives is the resulting increase in stock ownership provided to these key Associates.  This further strengthens the alignment of executive goals with the interests of our stockholders and the four-year vesting schedule serves as an additional retention benefit.

Development Allowance

We provide a Development Allowance to our NEOs which provides up to $25,000 per year for the CEO and up to $10,000 per year for Executive Vice Presidents.

Allowable expenses under the Development Allowance Policy include items that would improve the executives’ networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as one of our executives.  CEO expenditures must be approved by the Chairman of the Board of Directors or the Chair of the Personnel and Compensation Committee.  Expenditures by Executive Vice Presidents must be approved by our CEO.  Tax gross-ups are specifically prohibited under this policy.

Separate from the above allowance, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Employment Agreements

Because of our corporate philosophy which emphasizes commitment based on performance, we do not have employment agreements for our NEOs.  We have a formal severance policy which provides payments to NEOs if their employment is terminated without cause or under certain conditions following a change of control.   Further details concerning Employment Agreements are provided under “Potential Payments upon Termination or Change in Control.”

Tax Considerations Related to Our Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)) provides that certain compensation paid in excess of $1 million to the Chief Executive Officer, Chief Financial Officer, or any of the other three most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid in accordance with one of the listed exceptions described in Code Section 162(m). However, certain forms of performance-based compensation are excluded from the $1 million deduction limitation, if certain requirements are met.  The Personnel and Compensation Committee generally seeks, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the Section 162 (m) deduction limitation.  The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. In addition, tax deductibility is not the sole factor used by the Personnel and Compensation Committee in setting compensation.  Corporate objectives may not necessarily align with the requirements for full deductibility under Code Section 162(m).  Accordingly, the Personnel and Compensation Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under Code Section 162(m) if the Personnel and Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.  Also interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation.  As a result of these various factors, and in order that the Personnel and Compensation Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with Code Section 162(m).

Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us.  In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.”  The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs.

Summary

The CEO, the Chief Human Capital Officer, the Chief Risk Officer, and the Personnel and Compensation Committee, with advice from its consultants, have reviewed all compensation components for each NEO, including base salary, incentive compensation, and all of our incentive compensation plans.  They have determined that the compensation packages awarded to our NEOs, and others, are consistent with our goals to provide compensation that is competitive with our peers, that drives financial performance without undue risk, and aligns the interests of our NEOs, and others, with those of our stockholders.

Accordingly, we believe our compensation programs are reasonable, pay-for-performance-based, competitive, not excessive, and do not encourage our executives or any of our Associates to take unnecessary risks that would threaten the value of our financial institution.

Summary Compensation Table

The following discussions and table summarize the compensation of each NEO for the years ended December 31, 2013, 2012 and 2011.

Amounts Paid in 2014 for 2013 Performance

•                  Included in the disclosure of 2013 “Non-Equity Incentive Plan Compensation” are cash awards to NEOs in connection with our MIP Plan, based on 2013 performance, as follows: Mr. Turner, $734,400; Mr. Fowle, $259,625; Mr. Geraghty, $251,973; Mr. Levenson, $286,380 and Mr. Wright $262,028.  In addition, each NEO received an all-Associate award of $917.

Awards Granted in 2013 for 2012 Performance

Included in the disclosure of 2013 “Stock Awards” in the Summary Compensation Table below, is the following:

•                  The aggregate grant date fair value of restricted stock awards granted in 2013 in lieu of MIP cash bonuses earned in 2012 due to restrictions imposed by the Troubled Asset Relief Program (TARP) as follows: Mr. Turner, $55,178; Mr. Fowle, $28,853; Mr. Levenson, $32,580 and Mr. Wright, $31,113.  Mr. Geraghty was not subject to TARP restrictions in 2012.

•                  The aggregate grant date fair value of restricted stock awards granted in 2013 in lieu of stock options earned in 2012 under our Long-Term Incentive Plan, due to a partial-year restriction imposed by the Troubled Asset Relief Program (TARP) was as follows: Mr. Fowle, $13,680; Mr. Levenson, $15,295 and Mr. Wright, $14,773.  Mr. Geraghty was not subject to TARP restrictions in 2012.  Mr. Turner was not eligible for this award as a result of his change in equity compensation.

•                  The aggregate grant date fair value of restricted stock units granted in 2013 in lieu of benefits earned under other deferred compensation plans for 2012 as follows: Mr. Fowle, $29,236; Mr. Geraghty, $22,560; Mr. Levenson, $31,044 and Mr. Wright, $28,776.  Mr. Turner was not eligible for this award as a result of his change in equity compensation.

•                  The aggregate grant date fair value of stock options granted in 2013 and earned in 2012 under our Long-Term Incentive Plan was as follows:  Mr. Fowle, $41,001; Mr. Geraghty, $53,623; Mr. Levenson, $45,903 and Mr. Wright, $44,386.  Mr. Turner was not eligible for this award as a result of his change in equity compensation.

Other Awards Granted in 2013

Included in the disclosure of “Option Awards” in the Summary Compensation Table below, is the following:

•                  Mr. Turner was granted stock options in 2013 under a stockholder-approved Non-Plan Stock Option Agreement (see “Change in CEO Equity Incentive Compensation” on page 34) with an aggregate grant date fair value of $3,732,500.

•                  The aggregate grant date fair value of stock options granted in connection with the Special Retention and Motivation Awards (described on page 34) as follows: Mr. Fowle, $298,600; Mr. Geraghty, $261,275; Mr. Levenson, $373,250; and Mr. Wright, $298,600.

Equity Awards Granted in 2014 for 2013 Performance

In 2014, we granted stock options and restricted stock under the MIP, LTI Plan and the High-Performance Plan earned in 2013.  These awards will be reflected in the Summary Compensation Table for 2014, included in our 2015 proxy statement.  The awards were as follows:

•                  The aggregate grant date fair value of stock options granted in 2014 and earned in 2013 under our Long-Term Incentive Plan, as follows: Mr. Fowle, $77,500; Mr. Geraghty, $72,930; Mr. Levenson, $83,250 and Mr. Wright, $80,500.  Mr. Turner was not eligible for this award as a result of his change in compensation.

•                  The aggregate grant date fair value of restricted stock units granted in 2014 in lieu of benefits earned under other deferred compensation plans for 2013 as follows: Mr. Fowle, $31,750; Mr. Geraghty, $22,594; Mr. Levenson, $30,850 and Mr. Wright, $28,650.  Mr. Turner was not eligible for this award as a result of his change in compensation.

•                  The aggregate grant date fair value of restricted stock units granted in 2014 in connection with the High-Performance Plan earned in 2013 as follows: Mr. Fowle, $164,010; Mr. Geraghty, $82,656; Mr. Levenson, $164,010 and Mr. Wright, $164,010.  Mr. Turner was not eligible for this award as a result of his change in compensation.

The following table shows the compensation of our NEOs in 2013, 2012 and 2011.  The increases in 2013 compared to 2012 reflect our significantly improved absolute performance as well as performance well in excess of peers. In summary, for 2013, our NEOs received the following components of their compensation:

•                  A 2% increase in base salary for most NEOs, consistent with market data and our company-wide merit pool, and a 6% market adjustment in the base salary for our CFO;

•                  Increased non-equity incentives resulting from company performance.  Plan ROA improved from 0.73% in 2012, to 1.02% in 2013, and relative performance improved from the 49th percentile in 2012, to the 77th percentile of peers in 2013;

•                  Restricted stock awards and option awards that reflect: (i) a portion of the 2012 bonus (awarded in 2013) was paid in stock, (ii) a shift from stock awards to both stock and option awards for most equity-based compensation, (iii) additional options granted due to a change in the equity compensation of our CEO, approved by 97.9% of stockholders in 2013, and (iv) special incentive and retention awards for our other NEOs approved by 94.7% of stockholders in 2013;

•                  Similar levels of other compensation from the prior year, reflecting no substantive change in our plans and policies regarding our development allowance and 401(k) match.

As mentioned earlier, in 2013 we also conducted a retrospective of our MIP plan which provided comfort that the plan worked as designed, with an appropriate pay-for-performance outcome.

Summary Compensation Table

Name and Principal Position	Year	Salary[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation[4] ($)	Total ($)
Mark A. Turner – President and Chief Executive Officer	2013 2012 2011	$610,000 583,333 491,592	$ 55,178 372,500 518,504	$3,732,500 - -	$735,317 165,532 -	$44,627 48,413 44,648	$5,177,622 1,169,778 1,054,744
Stephen A. Fowle - Executive Vice President and Chief Financial Officer	2013 2012 2011	306,933 283,500 241,000	71,769 67,425 180,921	339,601 60,750 57,746	260,542 86,556 47,525	20,659 29,276 20,504	999,504 527,507 547,696

Paul D. Geraghty, Sr. - Executive Vice President Chief Wealth Officer (hired August 2011)	2013 2012 2011	290,767 281,667 89,667	22,560 - 34,045	314,898 34,050 27,065	252,890 109,989 18,394	15,921 15,100 -	897,036 440,806 169,171

Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	2013 2012 2011	331,900 317,333 269,833	78,919 146,151 259,073	419,153 - -	287,297 97,737 -	18,862 21,926 24,142	1,136,131 583,147 553,048

Richard M. Wright - Executive Vice President and Chief Retail Banking Officer	2013 2012 2011	320,933 306,833 260,833	74,662 131,291 263,159	342,986 - -	262,945 93,338 -	17,670 18,254 16,507	1,019,196 549,716 540,499

1 The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table on page 28 because this table represents the amount actually paid during a year and the Base Salary table represents year-end base salary level.

2 Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718. See Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value.

3 For Mr. Turner, includes grant-date fair value award of $3.7 million of Non-Plan Stock Options approved both by the Board and by 97.9% of voting stockholders at our 2013 Annual Meeting of Stockholders in connection with his change in equity incentive compensation.  As part of the change in compensation he became ineligible to receive other equity-based awards for a period of five years.  For 2013 and 2014, the approximate value of those awards, had he been eligible to receive them, would have been $1.2 million.

4 All Other Compensation includes a development allowance and dividends related to restricted stock that is not factored into the grant date fair value contributions made by us into the 401(k) plans of each of our NEOs and a development allowance.

The Personnel and Compensation Committee of the Board, reviewed and approved these 2013 and prior compensation amounts as: consistent with pre-existing plans overwhelmingly approved by stockholders; pay-for-performance-based; and in alignment with the achievement of the individual goals and the Company’s performance, which, for 2013 was a 44.2% average improvement in our performance on ROA, ROTCE, EPS growth, and an 85.1%, or a $319.0 million increase in total shareholder return.

Grant of Plan-Based Awards

The number of shares granted to executives under our 2013 Incentive Plan is based on a calculation related to the executive’s base salary and may be adjusted by the Committee.  The Committee made awards in 2013 for 2012 performance as summarized in the table below.

NEOs received the following restricted stock awards in lieu of cash due to the partial-year restrictions resulting from our participation in TARP: Mr. Turner, 1,162; Mr. Fowle, 895; Mr. Levenson, 1,008 and Mr. Wright, 966.  Mr. Geraghty was not subject to the TARP restrictions.

The following stock option awards were granted to NEOs as part of their long-term incentive: Mr. Fowle, 3,973; Mr. Geraghty, 5,196; Mr. Levenson, 4,448 and Mr. Wright, 4,301.  Mr. Turner was not eligible to receive this award resulting from his change in compensation. The options have an exercise price of $47.50 which is equal to the closing stock price of WSFS Common Stock at the grant date. The grants vest equally over four years and expire on the fifth anniversary of the grant date.

Mr. Turner was granted 250,000 stock options in connection with a change in his equity incentive compensation.  See page 34 for more information.

The following stock options were granted to NEOs as a special incentive and retention award: Mr. Fowle, 20,000; Mr. Geraghty, 17,500; Mr. Levenson, 25,000 and Mr. Wright, 20,000.

The Black-Scholes option-pricing model was used to determine the grant-date fair-value of these options. Other than the CEO, the NEOs received restricted stock unit grants to compensate them for, among other things, the limitations imposed by Internal Revenue Code on highly compensated executives with regard to tax-qualified defined contribution plans, specifically our 401(k) plan. NEOs received cash bonuses under our Associate Service Bonus Plan.  No options were re-priced, nor were any modifications made to any outstanding option during 2013.

Grants of Plan-Based Awards

					Estimated
					Possible Payouts	All Other	All Other
					Under Equity	Stock	Option	Exercise
		Estimated Possible Payouts Under			Incentive Plan	Awards:	Awards:	or Base	Grant Date
		Non-Equity Incentive Plan Awards[1]			Awards[2]	Number of	Number of	Price of	Fair Value
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Shares of Stock or Units (#)	Shares of Stock or Units (#)	Option Awards ($/Share)	of Stock and Option Awards[5]
Mark A. Turner President and Chief Executive Officer	1/01/13 2/28/13 2/28/13	$ 153,000	$306,000	$734,000	-	1,162 [3]	250,000		$3,732,500 [6] 55,178
Stephen A. Fowle Executive Vice President and Chief Financial Officer	1/01/13 2/28/13 2/28/13 2/28/13 2/28/13	40,688	93,000	279,000	4,543	895 [3] 615 [4]	3,973 20,000	$ 47.50 49.52	42,533 29,236 41,001 298,600
Paul D. Geraghty, Sr. Executive Vice President and Chief Wealth Officer	1/01/13 2/28/13 2/28/13	38,288	87,516	262,548	4,275	475 [4]	5,196 17,500	47.50 49.52	22,560 53,623 261,275
Rodger Levenson Executive Vice President and Chief Commercial Banking Officer	1/01/13 2/28/13 2/28/13 2/28/13 2/28/13	43,706	99,900	299,700	4,880	1,008 [3] 654 [4]	4,448 25,000	47.50 49.52	47,875 31,044 45,903 373,250
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	1/01/13 2/28/13 2/28/13 2/28/13 2/28/13	42,263	96,600	289,800	4,719	966 [3] 606 [4]	4,301 20,000	47.50 49.52	45,886 28,776 44,386 298,600

1 Represents the 2013 award opportunities under the annual incentive component of the MIP.  Actual amounts earned for 2013 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 39.

2 Represents the 2013 award opportunity under the long-term incentive component of the MIP in which there is only a “Target” level of achievement.  Mr. Turner was not eligible for this award in 2013 (see Change in CEO Equity Incentive Compensation on page 34 for more details).

3 Restricted stock awards granted in 2013 as incentive compensation earned in 2012. For Mr. Turner, TARP-related equity award in lieu of cash.

4 Restricted stock awards granted in 2013 in lieu of benefits earned under other deferred compensation plans.

5 See Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value of stock and option awards.

6 Mr. Turner was granted stock options under a stockholder approved “Non-Plan Stock Option Agreement” (see “Change in CEO Equity Incentive Compensation on page 34 for more details).

Outstanding Equity Awards Value at Fiscal Year-End

The following table shows the number and exercise price of all unexercised options held by NEOs as of December 31, 2013, as well as shares of unvested restricted stock owned by the NEOs.  The awards are listed in order of grant date.  The shorter option expiration dates of more recent grants are due to a change in our policy of granting options to a five-year or seven-year exercise term, from a former ten-year term.  These awards are subject to our claw-back policy affecting our NEOs.

Outstanding Equity Awards at Fiscal Year-End

Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark A. Turner – President and Chief Executive Officer[1]	5,950 -	- 250,000	$ 58.75 49.52	12/16/14 02/28/20	16,841	$ 1,305,683
Stephen A. Fowle - Executive Vice President and Chief Financial Officer[2]	3,000 2,020 1,226	- 2,021 3,681 3,973 20,000	60.00 44.91 40.89 47.50 49.52	01/03/15 02/24/16 02/23/17 02/28/18 02/28/20	3,457	268,021
Paul Geraghty - Executive Vice President and Chief Wealth Officer[3]	1,250 687	1,250 2,063 5,196 17,500	34.00 40.89 47.50 49.52	09/21/16 02/23/17 02/28/18 02/28/20	475	36,827
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer[4]	-	4,448 25,000	47.50 49.52	02/28/18 02/28/20	8,504	659,315
Richard M. Wright - Executive Vice President and Chief Retail Banking Officer[5]	-	4,301 20,000	47.50 49.52	02/28/18 02/28/20	8,751	678,465

1 For Mr. Turner, of the 250,000 unvested options expiring on 02/28/20, 100,000 vest on 02/28/15, 50,000 vest on 02/28/16, 50,000 vest on 02/28/17 and 50,000 vest on 02/28/18.

2 For Mr. Fowle, of the 2,021 unvested options expiring on 02/24/16, 1,010 vest on 02/24/14 and 1,011 vest on 02/24/15.  Of the 3,681 unvested options expiring on 02/23/17, 1/227 vest on 02/23/14, 1,227 vest on 02/23/15 and 1,227 vest on 02/23/16.  Of the 3,973 unvested options expiring on 02/28/18, 993 vest on 02/28/14, 993 vest on 02/28/15, 993 vest on 02/28/16 and 994 vest on 02/28/17.  Of the 20,000 unvested options expiring on 02/28/20, 8,000 vest on 02/28/15, 4,000 vest on 02/28/16, 4,000 vest on 02/28/17 and 4,000 vest on 02/28/18.

3 For Mr. Geraghty, of the 1,250 unvested options expiring on 09/21/16, 625 vest on 09/21/14 and 625 vest on 09/21/15.  Of the 2,063 unvested options expiring on 02/23/17, 688 vest on 02/23/14, 687 vest on 02/23/15 and 688 vest on 02/23/16.  Of the 5,196 unvested options expiring on 02/28/18, 1,299 vest on 02/28/14, 1,299 vest on 02/28/15, 1,299 vest on 02/28/16 and 1,299 vest on 02/28/17.  Of the 17,500 unvested options expiring on 02/28/20, 7,000 vest on 02/28/15, 3,500 vest on 02/28/16, 3,500 vest on 02/28/17 and 3,500 vest on 02/28/18.

4 For Mr. Levenson, of the 4,448 unvested options expiring on 02/28/18, 1,112 vest on 02/28/14, 1,112 vest on 02/28/15, 1,112 vest pm 02/28/16 and 1,112 vest on 02/28/17.  Of the 25,000 unvested options expiring on 02/28/20, 10,000 vest on 02/28/15, 5,000 vest on 02/28/16, 5,000 vest on 02/28/17 and 5,000 vest on 02/28/18.

5 For Mr. Wright, of the 4,301 unvested options expiring on 02/28/18, 1,075 vest on 02/28/14, 1,075 vest on 02/28/15 and 1,075 vest on 02/28/16 and 1,076 vest on 02/28/17.  Of the 20,000 unvested options expiring on 02/28/20, 8,000 vest on 02/28/15, 4,000 vest on 02/28/16, 4,000 vest on 02/28/17 and 4,000 vest on 02/28/18.

Exercises of Options and Vesting of Shares During 2013

The following table shows the number of options exercised and restricted stock vested by the NEOs during the fiscal year ended December 31, 2013.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Turner – President and Chief Executive Officer	7,700	$ 241,420	9,027	$427,676
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	-	-	2,502	115,829
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	-	-	-	-
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	-	-	4,158	196,583
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	-	-	4,002	189,035

Potential Payments upon Termination or Change in Control

Termination Without Cause

We have adopted a severance policy that provides severance payments upon termination under certain conditions.  An executive (which includes all our NEOs) covered by this policy who is terminated without cause is provided a minimum of six months of severance and six months of professional level outplacement.  If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive finds employment, whichever occurs first.  If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends.  Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in Control

An executive (which includes all our NEOs) covered by this policy who is terminated without cause (as defined in the policy) or terminates employment for “good reason” (as defined in the policy) within one year following a change in control would receive 24 months base salary and accelerated vesting of stock options and stock awards.  For purposes of the policy, “good reason” includes requiring the executive to work more than 25 miles from his or her current worksite, a significant diminution in the executive’s WSFS salary and incentive opportunity, or a significant reduction in the authority, duties or responsibilities of the executive immediately before the change of control.  If termination occurs, the executive would be offered twelve- months of executive level outplacement and medical and dental benefits would continue at the general Associate rate through the 24-month period.

The following table shows the payments that executives could potentially receive upon termination of their employment or a change of control at December 31, 2013.

Name	Benefit	Before Change in Control Termination Without Cause or Departing for Good Reason	After Change in Control Termination Without Cause or Departing for Good Reason	Death	Disability[1]
Mark A. Turner	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	$ 612,000 16,000 - -	$1,224,000 16,000 8,308,183 -	$ 100,000 - 8,308,183 -	$ 330,000 - 8,308,183 -
	Total Value	628,000	9,548,183	8,408,183	8,638,183
Stephen A. Fowle	Severance pay Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	310,000 16,000 - -	620,000 16,000 1,148,327 -	50,000 - 1,148,327 -	119,385 - 1,148,327 -
	Total Value	326,000	1,784,327	1,198,327	1,267,712
Paul D. Geraghty, Sr.	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	291,720 16,000 - 616	583,440 16,000 813,038 1,233	50,000 - 813,038 -	46,440 - 813,038 -
	Total Value	308,336	1,413,711	863,038	859,478
Rodger Levenson	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	333,000 16,000 - -	666,000 16,000 1,493,139 -	50,000 - 1,493,139 -	113,654 - 1,493,139 -
	Total Value	349,000	2,175,139	1,543,139	1,606,793
Richard M. Wright	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	322,000 16,000 - 469	644,000 16,000 1,367,824 938	50,000 - 1,367,824 -	110,692 - 1,367,824 -
	Total Value	338,469	2,028,762	1,417,824	1,478,516

1    We offer two weeks of short-term disability benefits for all Associates for each year of service up to a maximum of 26 weeks.  Long-term disability for all Associates has a $24,000 maximum benefit.

2    Severance payments following a change in control are subject to reduction if such payments would exceed the deductibility limits under Section 280G of the Internal Revenue Code, unless the Personnel and Compensation Committee was to specifically authorize such non-deductible payments at that time on a case-by-case basis.

3    Outplacement services amounts are estimates based on management’s experience with outplacement providers.

4    Option vesting is based on an assumed value of $77.53 per common share reflecting the closing price on December 31, 2013.

5    Health benefits represent the premium paid by us, reduced by amount paid by the Associate.

Retirement Plans

We do not maintain a tax-qualified non-contributory retirement plan (pension plan).  However, we do provide continuation of medical benefits to Associates, including NEOs, who retire, should they elect to participate in the benefit.  We provide supplemental contributions toward retiree continuing medical coverage costs.  For 2013, our contribution towards this supplement was capped at $2,920 per retiree, but may have been less based on length of service at time of retirement of each retiree, irrespective of annual increases to the cost of the medical benefit premium.  We limit our increases to no more than 4% annually.  Because of changes to Medicare Part D coverage, this plan is no longer needed by, or available to, Associates who were not already retirement eligible as of March 31, 2014.

Compensation of the Board of Directors

Our non-Associate directors received base compensation for 2013 totaling approximately $70,000 as follows:

•                  An annual retainer of $46,667, paid in cash,

•                  312 shares of WSFS common stock, representing $23,369 in value at the grant date.

We pay a fee for committee service.  During 2013, each director received $650 for each committee meeting attended.  Directors do not receive a fee for regularly scheduled meetings of the Board of Directors, but receive a fee of $650 for special meetings of the Board of Directors.  One-half of the regular fee is paid for meetings lasting under 45 minutes.  Directors who served on the Audit Committee each received an additional annual retainer of $10,000 during 2013.

Directors who chaired Board of Directors committees during 2013 received an additional annual retainer.  The Audit Committee chair received $5,000, the Corporate Governance and Nominating Committee chair received $3,000, the Personnel and Compensation Committee chair received $3,333 (a proration of the $5,000 annual fee for serving as chair for a partial year) and the Trust Committee chair received $3,000.

Director Compensation Table

The compensation paid to directors during 2013 is summarized in the following table.  Mr. Turner is not shown in this table because he was compensated as an officer and did not receive any director compensation.

Directors	Fees Earned or Paid in Cash	Stock Awards[1]	All Other Compensation	Total
Marvin N. Schoenhals[2]	$ 75,592	$297,458	-	$373,050
Anat Bird	69,792	23,369	-	93,161
Charles G. Cheleden	89,767	23,369	-	113,136
Jennifer W. Davis	69,750	23,369		93,119
Donald W. Delson	63,392	23,369	-	86,761
Eleuthère I. du Pont	38,900	23,369	-	62,269
Zissimos A. Frangopoulos[3]	75,442	23,369	33,784	132,595
Calvert A. Morgan, Jr.	93,117	23,369	-	116,486
David G. Turner	39,875	23,369	-	63,244

1 The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718. The assumptions used in valuing the stock awards are detailed in Note 13 of the Notes to the Consolidated Financial Statements contained in our 2013 Annual Report on Form 10-K.

2  Mr. Schoenhals’ Stock Awards also include the vesting of 5,563 shares of restricted stock with a grant date fair value of $274,089 earned under a performance-based incentive plan described below under “Compensation of Mr. Schoenhals.”  Because the probable performance outcome of this award was not determinable at the time of the original grant, it is being reported as earned.

3  Mr. Frangopoulos’ All Other Compensation represents payments received from a Supplemental Executive Retirement Plan that carried over from the Christiana Bank & Trust acquisition.

Compensation of Mr. Cheleden as Lead Director

Charles G. Cheleden currently serves as our Lead Director.  During 2013, he was compensated $1,500 per month for serving in that role in addition to his other compensation as a director.

Compensation of Mr. Schoenhals

Marvin N. Schoenhals is Chairman of our Board of Directors and receives a standard Board of Directors retainer.  Having discussed the opportunities that continue to arise resulting from the significant disruption in our markets, in 2011 the Personnel and Compensation Committee decided it was in our best interests to leverage Mr. Schoenhals’ significant and valuable community relationships, stature, contacts, and reputation to take full advantage of these market share opportunities. The Board of Directors approved a plan in which Mr. Schoenhals received 22,250 shares of restricted stock effective January 3, 2011 with a five-year performance vesting schedule starting at the end of the second year.  Based on new business relationships where Mr. Schoenhals has played a meaningful role in helping us establish new business, these shares are subject to vesting in whole or in part if an expected pre-tax contribution over a two year period of time of at least 50% return on the investment of restricted stock cost is achieved. As of January 2014, 11,125 shares vested under this plan.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that WSFS Financial Corporation (the “Company”) specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2014 Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Proxy Statement”).  Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Personnel and Compensation Committee

Jennifer W. Davis, Chair	Anat Bird
Donald W. Delson	Marvin N. Schoenhals
David G. Turner	Mark A. Turner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our officers and directors are required to file forms with the SEC to report changes in their ownership of WSFS Financial Corporation Common Stock.  The forms must be filed with the SEC generally within two business days of the date of the trade.  To our knowledge, the following were the late filings during 2013:  Mr. Schoenhals was late in reporting the vesting of 176 restricted stock units; Mr. Fowle, Mr. Levenson and Mr. Wright were late in reporting the vesting of 12 shares of restricted stock and the forfeiture of 281 shares of restricted stock, each; Mr. Turner, Mr. Mazarakis, Mrs. Eddens and Mr. Kearney were late in reporting the vesting of 12 shares of restricted stock, each.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of WSFS Financial Corporation Common Stock

The number of shares of our Common Stock beneficially owned by the directors and executive officers and 5% stockholders as of March 6, 2014, the record date set for the Annual Meeting, is shown below.  The table also shows the amount of such shares as a percentage of all of the shares of our Common Stock outstanding as of March 6, 2014.

In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has, or shares, voting or dispositive power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days of the determination date.  Except as otherwise noted, the named beneficial owner exercises sole voting and investment power over the shares of Common Stock.

Directors:	Number of Shares (Including Exercisable Options) [1]	Percentage of our Common Stock Outstanding
Marvin N. Schoenhals	46,682	*
Anat Bird	2,882	*
Francis B. Brake, Jr.	-	*
Charles G. Cheleden	13,780	*
Jennifer W. Davis	4,715	*
Donald W. Delson	3,226	*
Eleuthère I. du Pont	2,412	*
Zissimos A. Frangopoulos	3,010	*
Calvert A. Morgan, Jr.	15,080	*
David G. Turner	312	*
Mark A. Turner	64,330	*

Executive Officers:
Peggy H. Eddens	16,044	*
Stephen A. Fowle	25,737	*
Paul D. Geraghty, Sr.	6,273	*
Thomas Kearney	14,225	*
Rodger Levenson	18,114	*
S. James Mazarakis	13,936	*
Richard M. Wright	19,717	*

Directors and Executive Officers as a group (18 persons)	270,475	3.02%

Other 5% Stockholders	Number of Shares	Percentage of our Common Stock Outstanding
FMR LLC [2] 245 Summer Street Boston, MA 02210	866,451	9.72%
BlackRock, Inc. [3] 40 East 52nd Street New York, NY 10022	520,582	5.84%

*  Less than 1% of the outstanding Common Stock.

1  Includes exercisable options for the following individuals: Schoenhals: 9,500, Cheleden: 1,000, Morgan: 6,000, M. Turner: 5,950, Eddens: 6,085, Fowle: 9,476, Geraghty: 3,924, Kearney: 5,962 Levenson: 1,112, Mazarakis: 1,664 and Wright: 1,075.

2        According to the Statement on Schedule 13G of FMR LLC on February 14, 2014.

3    According to the Statement on Schedule 13G/A of BlackRock, Inc. on January 31, 2014.

ANNUAL MEETING OF STOCKHOLDERS OF WSFS FINANCIAL CORPORATION April 24, 2014 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND ITEMS LISTED BELOW. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and sample proxy card are available at www.wsfsbank.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors (each for a three year term expiring in 2017): O Francis B. Brake, Jr.  O Charles G. Cheleden  O Mark A. Turner  2. Ratification of the appointment of KPMG, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014 The proxy is revocable and, when properly executed will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees, and the other proposal. The undersigned, by executing and delivering this proxy, revokes the authority given with respect to any earlier dated proxy submitted by the undersigned. Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20330000000000000000 9 042414 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:( ) To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle.

0 14475 This Proxy is Solicited on Behalf of the Board of Directors WSFS FINANCIAL CORPORATION for the 2014 Annual Meeting of Stockholders The undersigned hereby appoints Marvin N. Schoenhals and Mark A. Turner, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 24, 2014 at 4:00 p.m., or at any adjournments thereof, as follows: THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.